UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NETLOGIC MICROSYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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NETLOGIC MICROSYSTEMS, INC.

1875 Charleston Road

Mountain View, CA 94043

Dear Stockholder,

You are cordially invited to attend the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of NetLogic Microsystems, Inc. (the “Company”), to be held on May 21, 2010, 8:00 a.m., Pacific time, at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303.

It is important that your shares be represented and voted at the meeting. Whether you plan to attend the Annual Meeting or not, it is important that you promptly register your vote in accordance with the instructions set forth on the enclosed proxy card. A return addressed envelope is enclosed for your convenience. This will ensure your proper representation at the Annual Meeting. Returning the proxy does not deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 2010 Annual Meeting of Stockholders and Proxy Statement. In particular, I would like to highlight Proposal 2 pursuant to which we are proposing to increase the number of shares available for issuance under our 2004 Equity Incentive Plan (the “Incentive Plan”) by 2,700,000 shares.

The proposed increase in reserved shares under the Incentive Plan is essential because equity compensation remains a significant component of our long-term compensation policy, which significantly contributes to a competitive advantage in the employment marketplace. Employees with a stake in the future success of our business are highly motivated to achieve long-term growth and increase stockholder value. The purpose of this proposal is to provide a sufficient share reserve and added flexibility to continue to provide new hires, management and other employees with opportunities for equity ownership for the next few years, taking into account our projected hiring growth and the possibility of additional strategic transactions during this period.

Since we became a public company in 2004, our revenue has grown rapidly, and we have increased the size of our workforce worldwide seven-fold, including new employees from a number of acquisitions, like our most recent acquisition of RMI Corporation. As a high-growth semiconductor company, we expect to continue the broad-based use of equity compensation to help retain our talented employees and recruit the finest new employees. I urge you to support Proposal 2 on the agenda.

On behalf of our board of directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Ronald S. Jankov
First mailed to stockholders on or about April 26, 2010	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE REMEMBER TO PROMPTLY RETURN YOUR PROXY.

NETLOGIC MICROSYSTEMS, INC.

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 21, 2010

To the Stockholders of NetLogic Microsystems, Inc.:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), will be held on May 21, 2010, at 8:00 a.m., Pacific time, at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303, for the following purposes:

1. To elect two members in Class III of our board of directors to hold office until the 2013 annual meeting of stockholders or until their respective successors have been elected or appointed. The nominees are Leonard Perham and Alan Krock;

2. To approve an increase in the number of shares currently reserved for issuance under the Company’s 2004 Equity Incentive Plan by adding to the share reserve thereunder an additional 2,700,000 shares;

3. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Our board of directors has fixed the close of business on March 24, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments of the Annual Meeting. A list of such stockholders will be available for inspection at the principal office of the Company.

You are cordially invited to attend the Annual Meeting. However, to ensure that you are represented at the Annual Meeting, please register your vote as promptly as possible in accordance with the instructions set forth on the enclosed proxy card. A return addressed envelope is enclosed for your convenience. If you attend the Annual Meeting, you may vote in person even though you have returned a proxy card previously. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Roland B. Cortes
Secretary

Mountain View, California

April 26, 2010

NETLOGIC MICROSYSTEMS, INC.

1875 Charleston Road

Mountain View, California 94043

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the board of directors of NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), of proxies, in the accompanying form, to be used at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303, on May 21, 2010, at 8:00 a.m., Pacific time, and any adjournments of the Annual Meeting. Unless the context otherwise requires, the “Company,” “we,” “us,” and similar terms refer to NetLogic Microsystems, Inc.

If you need directions to the location of the Annual Meeting in order to attend the meeting and vote in person, please contact Roland Cortes at (650) 961-6676.

This Proxy Statement and the accompanying proxy card are being mailed on or about April 26, 2010 to all stockholders entitled to notice of and to vote at the Annual Meeting.

SOLICITATION AND VOTING PROCEDURES

Shares represented by valid proxies in the form enclosed received in time for use at the Annual Meeting and not revoked at or prior to the Annual Meeting will be voted at the Annual Meeting, as discussed below. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. Holders of our common stock are entitled to one vote per share on all matters. To vote in person, a stockholder must attend the Annual Meeting, and then complete and submit the ballot provided at the meeting. To vote by proxy, a stockholder must mark, sign, and date the enclosed proxy card and mail it to our transfer agent or submit proxy instructions electronically by using the Internet and logging on to www.eproxy.com/netl/ as provided on the proxy card. The board of directors has appointed Ronald Jankov and Roland Cortes as holders of the proxies submitted in response to the solicitation pursuant to this Proxy Statement. An automated system administered by our transfer agent tabulates stockholder votes submitted by proxy, and an officer of the Company will tabulate votes cast in person at the Annual Meeting.

Abstentions and Broker Non-Votes. Brokers holding shares in street name for customers have the discretionary authority to vote on certain matters when they have not received instructions from the beneficial owners of shares. Under the Delaware General Corporation Law, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. The uncontested election of nominees for the board and the proposed increase in the number of shares reserved for issuance under the 2004 Equity Incentive Plan (the “Incentive Plan”) are non-routine matters under these rules. Brokers that do not receive instructions from the beneficial owners of the shares are entitled to vote only on Proposal No. 3 (the ratification of appointment by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2010 audit).

Broker non-votes are considered present but not entitled to vote. Broker non-votes will not affect the outcome of the vote on any of the proposals at the Annual Meeting because broker non-votes are excluded from the tabulation of votes cast on each proposal. Abstentions are counted as present and entitled to vote for purposes of establishing a quorum. An abstention will have no effect on the election of directors under Proposal No. 1. An abstention will have the same effect as a vote “against” the proposal to increase the number of shares of common stock reserved for issuance under the Incentive Plan under Proposal No. 2 and the ratification of the appointment by the Audit Committee of PriceswaterhouseCoopers LLP as our independent registered public accounting firm for the 2010 audit under Proposal No. 3 because abstentions are included in the tabulation of votes cast on each of these proposals.

Required vote. The voting requirements for the proposals that we will consider at the Annual Meeting are as follows:

•

Election of Directors. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, and the two directors who receive the most votes will be elected to our board of directors.

•

Approval of Amendments to and Terms of 2004 Equity Incentive Plan. An affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is necessary for approval of Proposal No. 2 to increase the number of shares available for issuance under the Incentive Plan.

•

Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm. An affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is necessary for approval of Proposal No. 3 to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the audit of our fiscal 2010 financial statements.

All proxies will be voted as specified on the proxy cards submitted by stockholders if the proxy is properly executed or electronically submitted and is received by us prior to the close of voting at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If no choice has been specified, the proxy holders will vote a properly completed and timely returned or electronically submitted proxy card for our board of directors’ nominees under Proposal No. 1 and for Proposal No. 2, which are described in detail elsewhere in this Proxy Statement. In addition, all properly completed and timely returned or electronically submitted proxy cards will be voted by the proxy holders in their discretion for any other matters properly and timely submitted for a vote at the Annual Meeting.

The close of business on March 24, 2010 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of our common stock at the close of business on March 24, 2010 will be entitled to notice of and to vote at the Annual Meeting. As of that date, we had 58,441,290 shares of common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote per share.

The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement and other proxy materials will be borne by us. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We will reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, electronic facsimile transmission and other electronic means, and personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such solicitation. We have retained Wells Fargo Shareowner Services to assist in the distribution of proxies for a fee estimated to be approximately $5,000 plus reasonable out-of-pocket expenses. We have retained The Altman Group to assist us in the solicitation of proxies, and The Altman Group will receive a base fee of $8,000 for this service, in addition to set-up fees and hourly charges for each call campaign.

Copies of our 2009 Annual Report on Form 10-K/A are being mailed to stockholders with this Proxy Statement. Additional copies of our 2009 Annual Report on Form 10-K/A, excluding exhibits, may be obtained by any stockholder without charge by making a request through our website “Investor Information” pages at www.netlogicmicro.com or by written request addressed to: Investor Relations, NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043. Electronic copies of our 2009 Annual Report on Form 10-K/A, this Proxy Statement and the proxy card can also be found on our website “Investor Information” pages at www.netlogicmicro.com.

SPECIAL NOTE REGARDING SHARES HELD IN BROKER ACCOUNTS

Recently, the SEC approved the amendment of the New York Stock Exchange rule applicable to voting shares held in brokerage accounts by its member firms with respect voting in elections for directors. Under the amended rule, if you do not vote your shares on Proposal No. 1 (Election of Directors), your brokerage firm can no longer vote them for you and your shares will remain unvoted for this purpose. Previously, if your broker did not receive instructions from you, he was permitted to vote your shares for you in director elections. Therefore, it is very important that you vote your shares for all proposals, including the election of directors.

REVOCABILITY OF PROXIES

You can revoke your proxy at any time before the voting at the Annual Meeting by sending a properly signed written notice of your revocation to the Secretary of the Company, by submitting another proxy that is properly signed and bearing a later date, by following the specified procedures for submitting a proxy electronically and changing your vote, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. You should direct any written notices of revocation and related correspondence to NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043, Attention: Secretary.

*                *                 *

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2010

This Proxy Statement, the Proxy Card and our 2009 Annual Report are available at

http://www.netlogicmicro.com/proxymaterials.htm.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that directors Perham, Broyles, Krock, Godinho and Domenik are “independent,” as defined under Marketplace Rule 5605(a)(2) of the listing rules of the NASDAQ Stock Market (the “NASDAQ listing rules”). No director qualifies as independent unless our board of directors determines that the director has no direct or indirect material relationship with us. On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. We also independently review our relationship to any entity employing a director or on which the director serves as a member of the board of directors. Our board of directors has determined that all directors who served during 2009, other than Mr. Jankov, are independent in accordance with SEC and the NASDAQ listing rules. Our board of directors has concluded that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of these directors in their service on our board of directors or its committees. Our board of directors also considered share ownership of the directors and determined in the case of Mr. Godinho that his beneficial ownership of shares representing approximately 6.4% of the common stock does not result in his having a controlling block of shares or prevent him from acting independently.

Our board of directors also has determined that Mr. Perham is the lead independent director. Our board of directors has standing Audit, Compensation and Governance and Nominating Committees, each of which is comprised solely of independent directors in accordance with the NASDAQ listing rules.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for Employees, Executive Officers and Directors that applies to all of our employees and directors. We have posted this Code of Business Conduct and Ethics on our website at www.netlogicmicro.com.

Stockholder Communications with the Board

Stockholders who desire to communicate with our board of directors, or to a specific director, may do so by delivering the communication addressed to either the board of directors or any director, c/o NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043. These communications will be delivered to the board, or any individual director, as specified.

Annual Meeting Attendance

Our board of directors encourages each director to attend our annual meetings of stockholders, but attendance is not required. Directors Jankov, Perham and Godinho attended our 2009 annual meeting of stockholders.

Board of Directors

Members of the Board of Directors

The names of each of our current directors and certain information about them are set forth below:

Name	Age	Position
Leonard Perham (1)(2)	66	Director, Chairman of the Board
Douglas Broyles (3)	68	Director
Stephen Domenik (1)(2)(3)	58	Director
Norman Godinho	69	Director
Ronald Jankov	51	Director, Chief Executive Officer and President
Alan Krock (1)	49	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the governance and nominating committee.

Board Diversity and Board Member Qualifications

Our Governance and Nominating Committee is responsible for identifying prospective board candidates, recommending nominees for election to our board of directors, developing and recommending board member selection criteria, considering committee member qualifications, recommending corporate governance principles to our board of directors, and providing oversight in the evaluation of our board of directors and each committee. The responsibilities of our Governance and Nominating Committee are described in the Governance and Nominating Committee Charter approved by our board of directors, a current copy of which is available at www.netlogicmicro.com.

When there is a need to identify or evaluate a prospective nominee, our Governance and Nominating Committee undertakes a careful review process which may involve, among other things, candidate interviews, inquiries of the person or persons recommending the candidate, engagement of an outside firm to gather additional information and discussions with management and incumbent directors. In evaluating candidates, including current directors eligible for re-election, our Governance and Nominating Committee considers various factors, including the size and composition of our board of directors and our committees, the needs of our board of directors and committees, the candidate’s expertise and experience, the candidate’s independence and potential conflicts of interest, the candidate’s character and integrity, and the candidate’s existing commitments. Upon completion of its review and evaluation, our Governance and Nominating Committee makes its recommendations to our board of directors regarding the candidate(s). All nominations are approved by the entire board of directors, including all of the independent directors. After considering our Governance and Nominating Committee’s recommendations, our board of directors determines and approves which candidate(s) shall be nominated for election to our board of directors, subject to stockholder approval.

Our board prefers a variety of professional backgrounds and experiences among its members, and does not follow any prescribed process or formula; rather, it uses its judgment to review the professional background and experiences of each candidate and board member such that the board, as a whole, will be able to successfully perform its duties to the highest standards. In particular, the board has sought to include members that have experience in establishing and growing integrated circuit companies, leading integrated circuit companies in chief executive officer, chief financial officer or other senior management positions, working with the investment community, serving on the board of directors of other companies, both public and private and have experience in the development and oversight of high technology companies, and familiarity with the capital markets environment for such companies.

In determining that each of the members of the board is qualified to be a director, the board has relied on the attributes listed below and on the direct personal knowledge of each of the members’ prior service on the board. There are no family relationships among any of our directors or executive officers.

Leonard Perham has served as a member of or chairman of our board of directors since March 2000. Mr. Perham has a lengthy history of managing high-technology integrated circuit companies as a chief executive officer and board member. Mr. Perham has been the President and Chief Executive Officer of Mosys, Inc. (a provider of intellectual property cores and integrated circuit products) since November, 2007, and from April 1991 to January 2000, Mr. Perham was the Chief Executive Officer of Integrated Device Technology, Inc.

Douglas Broyles has served as a member of our board of directors since December 1999. Mr. Broyles has been a General Partner with Huntington Ventures (a private investment firm) since September 2000. For the past 25 years as an investor and board member, Mr. Broyles has gained first-hand experience in helping oversee the strategic direction and growth strategies of several Silicon Valley technology companies and has current experience in the areas of wireless communications and leading edge semiconductor fabrication technologies. From 1982 to 1986, Mr. Broyles was a member of the board of directors of Sun Microsystems, Inc.

Stephen Domenik has served as a member of our board of directors since January 2001. Since 1995, Mr. Domenik has been with Sevin Rosen Funds, a venture capital firm, where he is a General Partner and has developed considerable relevant experience in investments in and the strategic development of high-technology companies. During his tenure at Sevin Rosen Funds he has led numerous investments in private companies. Mr. Domenik also sits on the boards of directors of various private companies.

Norman Godinho is one of our founders and has served as a member of our board of directors since our inception. Mr. Godinho has gained first hand experience through a long career in managing research and development and training engineers at high technology companies through his own engineering career. Mr. Godinho co-founded Integrated Device Technology, Inc. in August 1980 and Paradigm Technology Limited in 1987, where he also served as a director and Vice President. Mr. Godinho also gained significant management experience as our Chief Executive Officer from December 1997 to April 2000.

Ronald Jankov has served as our President, Chief Executive Officer and as a member of our board of directors since April 2000. As Vice President of Sales and then Vice President and General Manager for the Multimedia Division of NeoMagic Corporation from September 1995 to September 1999, and as Vice President of Cyrix Corporation prior to joining NeoMagic, Mr. Jankov gained first hand experience in the management of engineering, sales and product development of growing integrated circuit providers.

Alan Krock has served as a member of our board of directors since August 2005. As the Chief Financial Officer of Beceem Communications, Inc. (a provider of integrated circuit products) since January 2010, Vice President and Chief Financial Officer of PMC-Sierra, Inc. (a provider of integrated circuit products) from November 2002 until March 2007, Vice President of Corporate Affairs for PMC-Sierra, Inc. from March 2007 until March 2008, and Vice President and Chief Financial Officer of Integrated Device Technology, Inc. from January 1998 until November 2002. Mr. Krock has gained extensive experience in financial and audit control related matters.

Board Classification

Our board of directors is divided into three classes, as follows:

•	Class I, which consists currently of Norman Godinho and Ronald Jankov whose terms will expire at our annual meeting of stockholders to be held in 2011;

•	Class II, which consists currently of Douglas Broyles and Stephen Domenik whose terms will expire at our annual meeting of stockholders to be held in 2012; and

•	Class III, which consists currently of Leonard Perham and Alan Krock whose terms will expire at our annual meeting of stockholders to be held in 2010.

Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. Each director’s term is subject to the election and qualification of his successor, or his earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors or a majority vote of the stockholders. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Because no more than two directors may be elected at each annual meeting, this classification of our board of directors may have the effect of delaying or preventing changes in control or management.

Risk Oversight by the Board

It is the responsibility of the board of directors to oversee management’s efforts to assess and manage the various risks that we face. The board of directors as a whole oversees strategic and operational risks through its interaction with senior management regarding our major research development plans, manufacturing initiatives, sales and marketing strategies, merger and acquisition activities, financing and investment initiatives and financial auditing and controls. This interaction occurs at formal board of directors meetings, committee meetings and through other periodic written and oral communications.

Additionally, the board of directors has allocated some of its risk oversight activities to its committees. For example, the Compensation Committee oversees the risks associated with compensation for our named executive officers and directors, including whether any of our compensation policies has the potential to encourage excessive risk-taking. The Audit Committee oversees compliance with our code of conduct and ethics, our financial reporting process and our systems of internal controls and reviews with management our major financial risk exposures and the steps taken to control such exposures. The Governance and Nominating Committee monitors the effectiveness of our corporate governance guidelines.

Board Leadership Structure

We have chosen to separate the positions of our chief executive officer and board chairman as we believe that this separation provides the opportunity for our chairman to better represent the independent directors in the board’s oversight of management.

As chairman of the board of directors, Mr. Perham is the lead independent director. Mr. Perham also serves on our Audit Committee and Compensation Committee and allocates a considerable amount of additional time outside of board and committee meetings to spend with our chief executive officer and chief financial officer to facilitate the board’s oversight of management and ensure that the independent members of the board are involved in setting the strategic direction of the company.

Board Meetings and Committees

Board of Directors

Mr. Perham serves as chairman of our board of directors. Our board of directors held eight meetings in 2009. In addition, our board acted at times by unanimous written consent pursuant to Delaware law. None of the directors attended fewer than 75 percent of the total number of meetings held during the year or the total number of meetings held by all committees of the board of directors on which he served during the year.

Audit Committee

Directors Krock, Perham and Domenik are the current members of our Audit Committee. All are independent under the NASDAQ listing rules. Mr. Krock serves as the chairman of the committee. The Audit Committee held nine meetings in 2009. Our board of directors has determined that Mr. Krock is the “audit committee financial expert,” as defined under Item 407(d)(5) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and to satisfy the requirements of Rule 5605(c)(2) of the NASDAQ listing rules, but that status does not impose on him duties, liabilities or obligations that are greater than the duties, liabilities or obligations otherwise imposed on him as a member of our audit committee and our board of directors. Our Audit Committee oversees, reviews and evaluates our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements, including the appointment, compensation, retention and oversight of our independent auditor. Our Audit Committee also is charged with reviewing reports or complaints with respect to the accounting, auditing and/or internal controls of the Company, including possible violations under our “whistleblower” policy. The responsibilities of our audit committee are described in the Audit Committee Charter adopted by our board of directors, a current copy of which is available at www.netlogicmicro.com.

Compensation Committee

Directors Perham and Domenik are the current members of our Compensation Committee. Mr. Domenik serves as the chairman. The Compensation Committee held six meetings in 2009. In addition, the Compensation Committee acted at times by unanimous written consent pursuant to Delaware law.

Our Compensation Committee does not have a charter; rather, its duties and obligations have been specified by our board of directors. The Compensation Committee reviews and makes recommendations to our board of directors concerning the compensation and benefits of our executive officers (including our chief executive officer) and directors, develops performance objectives for our officers and evaluates their performance in light of these objectives, administers our stock option and employee benefits plans, reviews general policies relating to compensation and benefits, and produces an annual report on executive compensation for inclusion in our annual proxy statement.

Governance and Nominating Committee

Directors Broyles and Domenik are the current members of our Governance and Nominating Committee. Mr. Broyles serves as the chairman of the Committee. Our Governance and Nominating Committee held two meetings in 2009. The duties of our Governance and Nominating Committee are to identify prospective board candidates, recommend nominees for election to our board of directors, develop and recommend board member selection criteria, consider committee member qualification, recommend corporate governance principles to our board of directors, and provide oversight in the evaluation of our board of directors and each committee. The responsibilities of our Governance and Nominating Committee are described in the Governance and Nominating Committee Charter approved by our board of directors, a current copy of which is available on our website at www.netlogicmicro.com.

This year, our Governance and Nominating Committee recommended that our current Class III directors Perham and Krock be re-elected at the Annual Meeting, and our entire board of directors approved this recommendation. Both have served ably on the board of directors since their respective initial election dates and have valued expertise that benefits management and all of our other directors. Mr. Perham has substantial experience building and managing businesses like ours. Mr. Krock is our Audit Committee chairman and financial expert and has been the primary interface between the Audit Committee and our senior financial management. We consider their continued service on the board of directors to be in our and our stockholders’ best interests.

Our Governance and Nominating Committee will consider candidates for nomination as director who are recommended by our stockholders and will not evaluate such candidates differently than other nominations for director. To recommend a prospective candidate for consideration by our Governance and Nominating Committee, stockholders must hold at least $2,000 in market value or one percent of our outstanding voting securities continuously for at least one year prior to the date of the submission of the recommendation. Recommendations received after the date that is 120 days prior to the one year anniversary of the mailing of the previous year’s proxy statement, will likely not be considered timely for consideration at that year’s annual meeting. The submission deadline for next year’s annual meeting is set forth under “Stockholder Proposals for 2011 Annual Meeting” elsewhere in this Proxy Statement. Stockholders may suggest qualified candidates for director by giving timely notice in writing to the Committee at the following address: NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043, Attention: Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, an explanation of the reasons why the stockholder believes this candidate is qualified for service on our board of directors and certain other information as required by our bylaws. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The Secretary will then forward this information to our Governance and Nominating Committee.

To date, no stockholder or group of stockholders owning more than 5% of our common stock has submitted a nomination for director.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves on or has served on the board of directors or compensation committee of another entity that has one or more members serving on our board of directors or Compensation Committee. None of our executive officers served on the board of directors or compensation committee of another entity during the past fiscal year.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Table

The following Director Compensation Table sets forth summary information concerning the compensation paid to our non-employee directors in 2009 for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Leonard Perham	32,500	204,537	—		237,037
Stephen Domenik	31,000	204,537	—		235,537
Norman Godinho	15,000	204,537	—		219,537
Douglas Broyles	22,500	204,537	14,402	(2)	241,439
Alan Krock	30,000	204,537	20,546	(2)	255,083

Total	131,000	1,022,685	34,948		1,188,633

(1)

Reflects the aggregate grant date fair value of option awards granted in 2009 computed in accordance with the Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note 6 of the consolidated financial statements under Item 8—“Financial Statements and Supplementary Data” of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009 regarding the assumptions underlying the valuation of equity grants. Each director was granted an option to purchase 20,000 shares on July 22, 2009 at an exercise price of $19.67 per share. The options vest as to 1/12th of the shares subject to the option at the end of each calendar month following the date of grant.

(2)	Reflects the aggregate incremental cost of medical, dental and vision insurance premiums paid by us on behalf of the individual director.

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Employee directors are not compensated for service on the board of directors in addition to their compensation as employees. Consequently, during 2009, Mr. Jankov did not receive compensation for his role as a director.

Cash Compensation

For fiscal year 2009, the Compensation Committee retained Radford Surveys and Consulting, a business unit of AON Consulting, Inc. (“Radford”), as an independent, third-party consulting firm to review non-employee director compensation. Based on the results of the review by Radford, and the Committee’s goal of retaining and motivating highly qualified non-employee directors, the Compensation Committee recommended to the board of directors that the annual equity and cash compensation granted to each non-employee director remain unchanged for fiscal 2009. The board of directors accepted the recommendation of the Compensation Committee, and on July 22, 2009 approved cash compensation to our non-employee directors as follows:

•	$15,000 to each of our non-employee directors for service on our board of directors;

•	An additional $15,000 to Mr. Krock for service as the chairman of the Audit Committee, and $5,000 to each of Mr. Perham and Mr. Domenik for services as members of our Audit Committee;

•	An additional $10,000 to Mr. Domenik for service as the chairman of the Compensation Committee, and $2,500 to Mr. Perham for service as a member of our Compensation Committee;

•

An additional $7,500 to Mr. Broyles for service as the chairman of our Governance and Nominating Committee, and $1,000 to Mr. Domenik for service as a member of our Governance and Nominating Committee; and

•	An additional $10,000 to Mr. Perham for service as the lead independent director.

Equity Compensation

In connection with their board service, non-employee directors are eligible to receive, and have received, stock options under our Incentive Plan. As permitted under the terms of the Incentive Plan, we have adopted a policy of awarding each new non-employee director an initial option grant to purchase 80,000 shares of our common stock upon first becoming a member of our board of directors. The initial option vests and becomes exercisable over three years from the date of grant, with the first 25% of the shares subject to the initial option vested on the date of grant, and the remainder vesting monthly thereafter.

In addition, under the terms of the Incentive Plan we have been automatically granting a non-statutory option to purchase 20,000 shares of our common stock, at the first regularly scheduled meeting of our board of directors following each annual meeting of stockholders, to each non-employee director who has served on our board or directors for at least six months. These options vest on a monthly basis and become exercisable in full on the first anniversary of the date of grant. The exercise price of stock options granted to directors is equal to the fair market value of a share of our common stock on the date of grant, which under the 2004 Plan is the closing price per share of our common stock on the principal public market on which it is listed for trading, which was the NASDAQ Global Select Market, or Nasdaq GS, in 2009. The accounting value of stock option grants to directors is calculated using the same methodology that we use to determine the accounting charge associated with similar equity-based awards for the fiscal period immediately preceding the grant date. We measure the fair value of option awards using the Black-Scholes option pricing model which requires a number of complex and subjective assumptions including our stock price volatility, option exercise patterns (expected life of options), future forfeiture rates and related tax effects.

During 2009, all option grants to directors were made to continuing directors, each of whom received an automatic grant of options to purchase 20,000 shares of our common stock. The grants were made on July 22, 2009 at an exercise price of $19.67 per share, which was the closing price of our common stock on the Nasdaq GS on the same date.

Other Compensation

Beginning in April 2008, the members of our board of directors became eligible to participate in our health care insurance plans, including medical, dental and vision coverage, to the same extent that our non-director employees are eligible to participate in such plans. In 2009, non-employee directors Broyles and Krock enrolled in our medical, dental and vision plans, and we paid the medical insurance premiums on their behalf.

EXECUTIVE OFFICERS

The following table provides the names, ages and offices of each of our current executive officers:

Title	Age	Position
Ronald Jankov	51	Director, Chief Executive Officer and President
Behrooz Abdi	48	Executive Vice President and General Manager
Michael Tate	44	Vice President and Chief Financial Officer
Marcia Zander	46	Senior Vice President of Worldwide Sales
Varadarajan Sirnivasan	58	Vice President of Product Development and Chief Technical Officer
Dimitrios Dimitrelis	52	Vice President of Engineering
Mozfar Maghsoudnia	43	Vice President of Worldwide Manufacturing
Ibrahim Korgav	61	Senior Vice President of Worldwide Business Operations
Chris O’Reilly	36	Vice President of Marketing
Roland Cortes	44	Vice President, General Counsel and Secretary

Ronald Jankov has served as our President, Chief Executive Officer and as a member of our board of directors since April 2000.

Behrooz Abdi has served as our Executive Vice President and General Manager in charge of our MPS/CPS business since November 2009. From November 2007 to October 2009, Mr. Abdi was President and Chief Executive Officer of RMI Corporation, a provider of multi-threaded, multi-core processors. From March 2004 to November 2007, Mr. Abdi was Senior Vice President and General Manager of Qualcomm CDMA Technologies in charge of the day-to-day operations of semiconductor products at Qualcomm, Inc., a provider of integrated circuit products. Prior to Qualcomm, Mr. Abdi held leadership and engineering positions at Motorola in its Semiconductor Products Sector, now Freescale Semiconductor, Inc. His last role at Motorola was Vice President and General Manager for the Radio Products Division from July 1985 to December 2003.

Michael Tate has served as our Vice President of Finance and Chief Financial Officer since July 2007. Prior to joining us, Mr. Tate was interim chief financial officer, vice president, corporate controller, and treasurer at Marvell Technology Group Ltd., a semiconductor integrated circuit company. He joined Marvell in January 2001 as part of Marvell’s acquisition of Galileo Technology Ltd.

Marcia Zander has served as our Senior Vice President of Worldwide Sales since January 2006 and Vice President of Sales since July 1999.

Varadarajan Srinivasan has served as our Vice President of Product Development since March 1996, as our Chief Technical Officer since August 2000.

Dimitrios Dimitrelis has served as our Vice President of Engineering since July 2002. From July 1999 to March 2002, Mr. Dimitrelis was Director of Engineering for Vitesse Semiconductor Corp., a communications integrated circuit company, where he was primarily responsible for the development of a 10G network processor.

Mozafar Maghsoudnia has served as our Vice President of Worldwide Manufacturing since January 2007, as Vice President of Manufacturing since August 2006, and Director of Technology since June 2003. From June 1988 to June 2003, Mr. Maghsoudnia was employed by Analog Devices, Inc., where he was responsible for wafer fabrication and technology in his last assignment.

Ibrahim Korgav has served as our Senior Vice President of Worldwide Business Operations since January 2007 and as our Senior Vice President of Manufacturing and Business Operations from March 2002 to January 2007.

Chris O’Reilly has served as our Vice President of Marketing since August 2007. Prior to August 2007, Mr. O’Reilly served as our senior director of marketing, director of sales for the Asia Pacific region and senior marketing manager since 1999.

Roland Cortes has served as our Vice President, General Counsel and Secretary since April 2007. Prior to April 2007, Mr. Cortes served as our Secretary since May 2004, as our Senior Director of Legal Affairs and IP Management since July 2002, and as our Director of Legal Affairs and IP Management since April 1999.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

Our Compensation Committee is composed of directors Domenik and Perham, who are independent, non-employee directors. The Compensation Committee reviews and makes recommendations to our board of directors concerning the compensation and benefits of our executive officers (including our chief executive officer) and directors, reviews and approves performance objectives for our officers and evaluates their performance in light of these objectives, administers our stock option and employee benefits plans, reviews and approves our general policies relating to compensation and benefits, and reviews and approves this Compensation Discussion and Analysis report for inclusion in this Proxy Statement.

Compensation Philosophy and Objectives

Our compensation philosophy and the objective of our compensation program is to align the interests of our stockholders and management by integrating executive compensation with our annual and long-term corporate strategic and financial objectives. We believe that the overall compensation for our executive officers should be fair, reasonable and competitive to attract, retain, motivate and reward well-qualified executives who contribute to our long-term success. Accordingly, our compensation program is designed to reward the performance of each executive officer and recognize the officer’s contribution to our overall performance in a particular fiscal year, as well as to our long-term strategic and financial objectives.

Consistent with our compensation philosophy and objectives, we consider many factors in determining appropriate compensation for our executive officers, including:

•	the experience and career potential of each officer;

•	the competitive market for both short-term and long-term compensation;

•	the prior compensation earned and awarded to each officer;

•	our success in achieving its strategic and financial goals; and

•	our need to obtain, retain and motivate highly qualified individuals.

To guide in the implementation of our compensation philosophy, our compensation program is designed to:

•	include equity grants that typically vest over multiple years to align long-term employee interests with the interests of our stockholders;

•	provide a meaningful link between our goals and execution by the executive management team to support achievement of such goals; and

•	provide a competitive blend of short-term and long-term compensation to provide meaningful incentives for individual achievement.

Our total compensation packages may include base salary, annual cash bonuses and commissions, all paid in cash, as well as long-term compensation in the form of equity compensation including stock options, restricted stock and restricted stock units. Additionally, our compensation packages include a 401(k) plan, medical and other benefits, and severance and change-in-control and other post-termination benefits.

Competitive Market Data

Determining the competitive landscape is an essential step in implementing our compensation objectives. We and the Compensation Committee annually review competitive market information for executive officers, including short-term incentives, such as base salaries, cash bonuses and commissions, and long-term incentives, in the form of equity compensation, including stock options, performance shares, restricted stock and restricted stock units. As a part of this annual assessment, we and the Compensation Committee engage an independent compensation consultant to assist us in collecting and analyzing relevant market data for a selected peer group of companies.

For fiscal year 2009, the Compensation Committee retained Radford as an independent, third-party consulting firm, in connection with its review of executive compensation. Working with Radford and our CEO, CFO and Corporate Secretary, the Compensation Committee selected a peer group of the following companies included in the 2008 Radford Executive Survey and 2008 Radford Benchmark Surveys (collectively the “Surveys”): Actel Corporation, Anadigics, Inc., Applied Micro Circuit Corporation, Applied Signal Technology, Inc., Blue Coat Systems, Inc., Cirrus Logic, Inc., Integrated Device Technology, Inc., Lattice Semiconductor Corporation, Micrel, Inc., Microsemi Corporation, Mindspeed Technologies, Inc., Monolithic Power Systems, Inc., PMC-Sierra, Inc., Power Integrations, Inc., Rambus, Inc., Riverbed Technology, Inc., Semtech Corporation, Silicon Image, Inc., Silicon Storage Technology, Inc., SonicWALL, Inc., Synaptics, Inc., and Tessera Technologies.

This peer group was selected based on many factors, including each company’s industry segment, revenue, number of employees, geographical location, age, growth rate, market capitalization and whether we believe we compete for the same or similar personnel. The comparative information from the selected peer group included total cash compensation (i.e., base salary, bonuses and commissions) and total long-term incentive compensation (i.e., equity in the form of stock options and other forms of stock compensation) for executive officers.

Compensation Elements

Based on comparative market information, our compensation philosophy and objectives, and our CEO’s evaluation of the performance of our executives, toward the end of the fiscal year the CEO submits his recommendations for executive compensation for the upcoming fiscal year to the Compensation Committee. The Compensation Committee reviews these recommendations and comparative market data from the Surveys, and together with the Committee’s own general knowledge of the competitive market place and the Committee’s desire to retain, motivate and reward the executive officers, the Committee subjectively determines a compensation package for each executive officer. The Committee submits its recommended proposal to the full board of directors for approval at the first meeting in the new fiscal year.

In general, our executive officer compensation packages combine and allocate cash and equity-based compensation taking into account the role of each executive officer of ours, market practices, and the total value of all forms of compensation including benefits and perquisites available to the individual. Our total compensation packages include base salary, annual cash bonuses and, in some cases, sales commission, which are all paid in cash, as well as long-term compensation in the form of equity compensation including stock options and restricted stock. The rationale, design, reward process, and related information regarding the components of compensation are described generally below. Other than the annual bonus program described below, we have no profit-sharing or deferred compensation programs.

We do not currently have any equity or other security ownership policy that mandates ownership of amounts of our common stock by our executive officers, but we consider equity awards to be a key component of executive compensation packages. We have change-of-control arrangements with each of our executive officers that provide for specific payments and benefits if their employment with us is terminated in connection with a change of control. These arrangements are discussed in detail below. Our board of directors considers such payments and benefits to be an integral part of a competitive compensation package for our executive officers.

Cash Compensation

Base Salary. We review executive salaries annually. For fiscal year 2009, the Compensation Committee reviewed salaries recommended by our CEO for the executive officers, and recommended to our board of directors the base salary of each executive officer on a case-by-case basis taking into account the individual officers’ responsibilities and performance, as well as targeting the 50th percentile of base salaries of executives having similar responsibilities to our executive officers from the peer group. The Compensation Committee believes that we can retain, motivate and align the interests of management with those of our stockholders by targeting executive base salaries at the 50th percentile of the selected peer group, and emphasizing stock appreciation by targeting long-term equity incentives at greater than the 50th percentile of the peer group. Consistent with this belief, on January 28, 2009, the Compensation Committee approved and recommended to the board of directors the following base salary increases for fiscal 2009 for our named executive officers effective January 1, 2009:

•	Mr. Jankov’s base salary was increased by 2% from 2008 to $383,700;

•	Mr. Tate’s base salary was increased by 2% from 2008 to $278,500;

•	Mr. Srinivasan’s base salary was increased by 2% from 2008 to $238,400; and

•	Ms. Zander’s base salary was increased by 2% from 2008 to $255,300.

Also with respect to Ms. Zander, in January 2009, the board of directors approved a commission of 0.1% on all product sales in each of fiscal years 2009, 2010 and 2011. For fiscal year 2009, we paid Ms. Zander $174,688 in commissions. The Compensation Committee considers payment of a sales commission to be a material component of Ms. Zander’s cash compensation as head of our sales organization.

On October 30, 2009, Mr. Abdi joined the company as our Executive Vice President and General Manager in charge of our MPS/CPS processor products as a result of our acquisition of RMI Corporation, where he was RMI’s president and chief executive officer. Our Compensation Committee reviewed Mr. Abdi’s base salary as president and chief executive officer of RMI and, based on a recommendation by our chief executive officer, determined that Mr. Abdi’s base salary be an annualized $350,000 for each of 2009 and 2010.

After reviewing competitive market compensation information and the performance by us and the executive management team as a whole in fiscal 2009, and based on the CEO’s recommendations, on February 19, 2010 the Compensation Committee approved the following base salary increases for our named executive officers for fiscal 2010:

•	Mr. Jankov’s base salary was increased by 2.5% from 2009 to $393,293;

•	Mr. Tate’s base salary was increased by 2.5% from 2009 to $285,463;

•	Mr. Srinivasan’s base salary was increased by 2.5% from 2009 to $244,360; and

•	Ms. Zander’s base salary was increased by 2.5% from 2009 to $261,683.

In addition, the Compensation Committee recognized that Ms. Zander will receive a commission of 0.1% on all product sales in each of fiscal years 2009, 2010 and 2011.

Bonuses. Our annual cash bonus plan is designed to reward our executive officers and other key contributors based on our overall strategic and financial performance during a fiscal year. The determination of our and individual executives’ performance is subjective in nature and is made with an emphasis on the performance of the entire executive management team and their respective departments in relation to our overall strategic and financial performance. Generally, if we perform well during the year, the named executive officers will receive their entire target bonuses, although the Compensation Committee has the discretion to waive or modify award bonuses above or below the target levels.

The primary corporate strategic accomplishments taken into account by the Compensation Committee in determining the amount of bonuses payable with respect to fiscal year 2009 were—

•	We successfully identified, closed and integrated the purchase of the network search engine business of Integrated Device Technology, Inc.;

•	We successfully identified and closed the purchase of RMI Corporation;

•	We successfully transitioned all of our knowledge-based processor products to 55 nanometer technology;

•	We successfully taped out our first product in 40 nanometer technology;

•	We achieved a record number of design wins;

•	We grew our patent portfolio by over 170 issued U.S. patents; and

•	We delivered the industry’s first quad 10 Gigabit Ethernet physical layer product.

The primary corporate financial accomplishments taken into account by the Compensation Committee in determining the amount of bonuses payable with respect to fiscal year 2009 were—

•	We achieved 25% year-over-year revenue growth;

•	We achieved 25% non-GAAP operating income in a challenging macro economic backdrop; and

•	We achieved greater than 65% non-GAAP gross product margins.

In January 2009, based on the CEO’s recommendation and relevant market data from the peer group, the Compensation Committee and board of directors had set the following target bonus pay-outs for each named executive officer as a percentage of his or her respective 2009 base salary: 100% for Mr. Jankov; 40% for Mr. Tate; 38% for Ms. Zander; and 40% for Mr. Srinivasan.

Also in January 2009, the Compensation Committee and board of directors approved a cash bonus pool of up to 5.5% of our non-GAAP net income for fiscal 2009 to distribute at the Compensation Committee’s discretion to the named executive officers and our other executives and key employees based on an overall assessment of the achievement of our strategic and financial goals as outlined above. Non-GAAP net income was calculated for this purpose by removing the following expenses from GAAP net income for the year ended December 31, 2009: (1) stock-based compensation and related payroll tax expense of $41.2 million, (2) changes in contingent earn-out liability of $2.0 million, (3) charges totaling $20.6 million associated with the amortization of intangible assets, (4) fair value adjustments related to acquired inventory of $20.4 million, (5) acquisition-related costs of $5.4 million, (6) debt issuance cost written-off of $0.5 million, (7) interest income on RMI bridge note of $0.6 million, (8) tax benefit of inventory fair value adjustment of $5.3 million, (9) adjustments to certain tax reserves related to an intercompany license agreement of $3.6 million, and (10) establishment of deferred tax asset valuation allowance on a portion of the state of California research and development credit carryforward of $3.0 million.

For the purposes of determining the established financial goals, non-GAAP gross margin, non-GAAP operating margin and non-GAAP earnings per share were determined as follows:

•

Non-GAAP gross margin was calculated by removing the following expenses from GAAP gross profit for the year ended December 31, 2009: (1) stock-based compensation expense of $0.7 million, and (2) charges totaling $18.9 million associated with the amortization of intangible assets, and fair value adjustments to acquired inventory of $20.4 million.

•

Non-GAAP operating margin was calculated by removing the following expenses from GAAP net loss from operations for the year ended December 31, 2009: (1) stock-based compensation and related payroll tax expense of $41.2 million, (2) changes in contingent earn-out liability of $2.0 million,

(3) charges totaling $20.6 million associated with the amortization of intangible assets, (4) fair value adjustments related to acquired inventory of $20.4 million, and (5) acquisition-related costs of $5.4 million.

•

Non-GAAP earnings per share was calculated by dividing non-GAAP net income by the number of shares outstanding for computing diluted earnings per share under GAAP, as adjusted for: (1) the benefits of SFAS 123R compensation costs attributable to future services and not yet recognized in the financial statements that are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method, and (2) the effect of dilutive potential common shares due to reporting non-GAAP net income.

In January 2010, the Compensation Committee, with input from our CEO, assessed our performance and achievements in 2009, and based on this review, recommendations by the CEO and market information concerning the peer group, the Compensation Committee recommended to the board of directors that 135% of the target bonuses be paid to the named executive officers which as a percentage of their respective 2009 annual base salaries were: 135% for Mr. Jankov; 54% for Mr. Tate; 51% for Ms. Zander; and 54% for Mr. Srinivasan. Each of these percentages exceeded the target bonus level for the named executive officer. Mr. Jankov received the largest target bonus increase in recognition of his leadership of the executive management team, and to bring his 2009 total cash compensation up to approximately the 50th percentile of the average cash compensation for chief executive officers of the peer group companies. Our board of directors approved these recommendations at its first meeting in January 2010. These bonus amounts were reasonably consistent with bonuses for the comparable executive positions at the peer group companies and were paid from the 2009 cash bonus pool in January 2010.

With respect to Mr. Abdi, RMI Corporation had determined that he was eligible for a bonus of $88,000 for its 2009 fiscal year. Based on the recommendation of our chief executive officer, our Compensation Committee approved payment of an $88,000 bonus for fiscal year 2009 to Mr. Abdi in January 2010.

Long-Term Incentive Compensation

Based on our compensation philosophy and objectives, we seek to pay a substantial portion of the total compensation for our executive officers in the form of long-term equity incentives. Historically, this has been done with stock options and restricted stock units that vest over a defined period of employment, which we believe best encourages employee retention and long-term performance, and aligns employee and stockholder interests. Stock options and restricted stock units typically have been granted to executive officers when the executive first joins us, and annually as part of each executive’s annual performance review.

In general, options are granted with an exercise price equal to the fair market value of a share of our common stock on the grant date. As defined in our stock option plans, fair market value is the closing price of our common stock as quoted on the applicable trading market on the grant date. Typically, the Compensation Committee awards stock options and restricted stock units that vest and become exercisable solely on the basis of continued employment, or other service, and usually in the case of initial hiring grants, with respect to 25% of the total shares within one year after the date of grant and 1/48th of the total shares per month of service thereafter. For grants made after the initial hiring grant, the Compensation Committee establishes a target number of awards that will vest in each calendar year, and makes grants accordingly.

Our board of directors has delegated to the Compensation Committee the authority to grant stock and other equity awards, including awards to our executive officers. The Compensation Committee generally grants stock awards to our executive officers and other employees on the fifth day of each calendar month, or the next trading day if the NASDAQ Stock Market is closed on that date. The Compensation Committee believes that having pre-determined grant dates throughout the year reduces the degree of subjectivity of award grant date selection, provides greater transparency to its award granting practices, and offers potential grantees more predictability as to grant dates. In all circumstances, however, awards will be considered granted only on the date the Compensation Committee meets and approves the grants, or the date on which all members of the Compensation Committee sign a unanimous written consent approving the grants.

The Compensation Committee annually reviews the long-term equity compensation provided to our executive officers to further our compensation philosophy and objectives to attract, retain and motivate its executive officers. Toward the end of each year the CEO submits his recommendations for target equity awards for the executive officers as a group and for each executive officer for the following fiscal year to the Compensation Committee, which may accept or modify his recommendations. The Committee then recommends target annual equity awards to the board of directors for approval at the first meeting of the board in the new fiscal year.

In determining the size of option awards for fiscal year 2009, the Compensation Committee and board of directors referenced a blend of the 50th and the 75th percentile of the long-term equity compensation of executives in the Radford compiled comparative peer group identified above having similar responsibilities to our executive officers, along with other relevant information, including our size, industry and growth rate relative to the peer group, the competitive market for highly skilled talent, and volatility of our stock price. They also considered the size of the existing stock option pool and that the awards to named executive officers would have to be structured to fit within the net target stock option pool for the entire work force in 2009 of approximately 3% to 5% of the common shares outstanding. In determining the net target stock option pool, the Compensation Committee referenced the range represented by the gross equity burn rate, as determined by Radford, of the peer group of companies, as well as our past and anticipated growth in work force.

Moreover, based on competitive market data provided by Radford and other sources, the Compensation Committee, CEO and CFO observed at the end of fiscal year 2007 that an increasing number of other companies had been granting a higher percentage of shares of restricted stock relative to stock option shares. This enables the grant of a smaller number of shares due to the higher economic value of shares of restricted stock to the recipient on grant date. Thus, a company can preserve its stock option pool for a longer period of time, and reduce the number of shares outstanding, by granting restricted stock as a portion of long-term equity incentives to its employees. For these reasons, our CEO, CFO and Compensation Committee determined that beginning in 2008 they would recommend the granting of restricted stock units representing the right to acquire common stock at no cost to the employee, in addition to stock option grants, as part of annual performance reviews. The CEO, CFO and Compensation Committee recommended to the board of directors that our executive officers and other employees be targeted to vest in each of fiscal years 2008, 2009, 2010 and 2011 restricted stock units equal to approximately 33% of the target stock option grant for fiscal year 2007, and stock options also equal to approximately 33% of the target stock option grant for fiscal year 2007. The target stock options for fiscal year 2007 for the named executive officers were 190,000 shares for Mr. Jankov, 79,200 shares for Ms. Zander, 79,200 shares for Mr. Tate, and 70,000 shares for Mr. Srinivasan. Accordingly, the Compensation Committee set the following targets for stock options and restricted stock unit grants for the named executive officers:

•	stock options for 62,700 shares and restricted stock units for 62,700 shares for Mr. Jankov;

•	stock options for 26,400 shares and restricted stock units for 26,400 shares for Mr. Tate;

•	stock options for 26,400 shares and restricted stock units for 26,400 shares for Ms. Zander; and

•	stock options for 23,100 shares and restricted stock units for 23,100 shares for Mr. Srinivasan.

Each of the named executive officers had previously been granted equity awards to satisfy the targets in each of fiscal years 2008, 2009, 2010 and 2011. The Compensation Committee granted the number of stock options in fiscal 2009 noted above to Mr. Jankov, Mr. Tate, Ms. Zander and Mr. Srinivasan on January 5, 2009. The Compensation Committee chose to grant the stock option awards in January 2009 to enhance the incentive and retention benefits of the awards. Each option award granted in 2009 vests and becomes exercisable solely on the basis of continued employment, or other service, with respect to one-twelfth of the total shares subject to the option at the end of each calendar month of fiscal year 2012.

The Compensation Committee granted one-half of the targeted restricted stock units noted above to Mr. Tate, Ms. Zander and Mr. Srinivasan on each of May 5, 2009 and November 5, 2009. The restricted stock unit awards granted on May 5, 2009 vest in full on May 5, 2012 based solely on the basis of continued employment, or other service. The restricted stock unit awards granted on November 5, 2009 vest in full on November 5, 2012 based solely on continued employment, or other service.

Due to our exceptional strategic and financial results over the past several years, the Compensation Committee also determined in January 2009 to increase Mr. Jankov’s annual targeted restricted stock units to 72,700 shares. As such, the Compensation Committee granted Mr. Jankov half of the new annual targeted restricted stock units, or 36,350 shares, on each of May 5, 2009 and November 5, 2009 to vest in full on May 5, 2012 and November 5, 2012, respectively, based solely on Mr. Jankov’s continued employment or other service. Additionally, the Compensation Committee granted Mr. Jankov restricted stock units for 20,000 shares on May 5, 2009 that vest with respect to 5,000 shares subject to the award on May 5 and November 5, 2010 and May 5 and November 5, 2011, respectively, to bring the total number of restricted stock units that vest in each of these years to the new annual target of 36,350 shares. These additional restricted stock units vest solely on Mr. Jankov’s continued employment or other service with us.

In connection with the acquisition of RMI, and based on a recommendation by Mr. Jankov, the Compensation Committee granted Mr. Abdi: (i) 91,690 shares of common stock on November 2, 2009, of which Mr. Abdi received on the same day a net issuance of 54,602 shares of common stock after applicable withholding taxes; (ii) stock options for 567,334 shares that vest as to one-fifth of the shares subject to the award on October 31, 2010, and as to one forty-eighth of the remaining shares subject to the award each month thereafter based solely on Mr. Abdi’s continued employment or other service; (iii) restricted stock units for 137,534 shares that vest as to 50% of the shares subject to the award on each of April 30, 2010 and October 31, 2010 based solely on Mr. Abdi’s continued employment or other service; and (iv) restricted stock units for 189,110 that vest as to one-sixth of the shares subject to the award on April 30, 2011 and with respect to one-fifth of the remaining shares subject to the award each six months thereafter based solely on Mr. Abdi’s continued employment or other service.

Other Benefits

Employee Stock Purchase Plan. In order to provide employees at all levels with greater incentive to contribute to our success, we provide employees, including executive officers, with the opportunity to purchase discounted shares of common stock under the 2004 Employee Stock Purchase Plan, which is intended to be a qualified plan under Section 423 of the Internal Revenue Code. Offerings under this plan commence on the first business day on or after January 1 and July 1 of each year, unless otherwise specified by the board of directors. The offering period is open for six months. The price at which shares may be purchased during the offering period is the lower of 85% of the fair market value of a share of our common stock at either the beginning or end of each six-month period. The price of the total number of shares purchased by each employee is accumulated by payroll deductions over each offering period. An employee’s total purchases in any year can not exceed $25,000 in value or 10% of the total of his/her salary, whichever is less.

Additional Benefits. We offer additional benefits designed to be competitive with overall market practices, and to attract, retain and motivate the talent needed by us to achieve its strategic and financial goals. All United States salaried employees, including officers, are eligible to participate in our Section 401(k) plan, health care coverage, life insurance, disability, paid time-off and paid holidays. Certain named executive officers are entitled to receive additional benefits upon an acquisition as described below under “Potential Payments Upon Termination Or Change-Of-Control.”

Tax Considerations

Our Compensation Committee has reviewed the impact of tax and accounting treatment on the various components of our executive compensation program. We believe that achieving the compensation objectives discussed above is more important than the benefit of tax deductibility and our executive compensation programs may, from time to time, limit the tax deductibility of compensation. Nevertheless, when not inconsistent with these objectives, we endeavor to award compensation that will be deductible for income tax purposes. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to “covered” executive officers, to the extent that compensation paid to such an officer exceeds $1 million during the taxable year. Our employee stock option plans and option grants to executives have been structured so that any compensation deemed paid to an executive officer in connection with the exercise of options with an exercise price equal to the fair market value of the shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. However, we have not structured grants of restricted stock and restricted stock units to qualify as performance-based compensation. Thus, those awards are likely to cause the compensation of individual covered executive officers to exceed the $1 million limit in the future with a resulting loss of tax deduction to us. The Compensation Committee does not expect to take any action at this time to modify cash compensation payable to the executive officers that would result in the application of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement and in our Annual Report on Form 10-K/A. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009.

COMPENSATION COMMITTEE

Stephen Domenik, Chairman

Leonard Perham

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for fiscal years 2009, 2008 and 2007 for: (i) our principal executive officer; (ii) our principal financial officer; and (iii) three other of our executive officers, who, based on their total compensation, were the most highly compensated in 2009. We refer to them in this collectively as the “named executive officers”.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Ronald Jankov	2009	383,700		518,927	(2)	1,811,953	(5)	384,627	(5)	—		3,099,207
Chief Executive Officer and	2008	376,200		352,688	(3)	868,552	(6)	476,341	(6)	—		2,073,781
President (Principal Executive Officer)	2007	313,500		249,949	(4)	—	(7)	2,544,545	(7)	—		3,107,994

Michael Tate	2009	278,500		150,661	(2)	520,938	(5)	161,948	(5)	—		1,112,047
Vice President and Chief	2008	273,000		120,386	(3)	383,380	(6)	57,450	(6)	—		834,216
Financial Officer (Principal Financial Officer)	2007	118,333		59,083	(4)	1,695,500	(7)	1,922,349	(7)	—		3,795,265

Marcia Zander	2009	429,988	(1)	131,205	(2)	520,938	(5)	161,948	(5)	10,026	(8)	1,254,105
Senior Vice President, Worldwide Sales	2008	394,098	(1)	104,625	(3)	365,706	(6)	200,565	(6)	16,880	(8)	1,081,874
	2007	376,607	(1)	95,918	(4)	—	(7)	1,071,026	(7)	14,306	(8)	1,557,857

Varadarajan Srinivasan	2009	238,400		132,022	(2)	455,821	(5)	141,705	(5)	—		967,948
Vice President of Product	2008	233,700		102,828	(3)	319,993	(6)	175,494	(6)	—		832,015
Development and Chief Technical Officer	2007	222,600		94,275	(4)	—	(7)	913,970	(7)	—		1,230,845

Behrooz Abdi	2009	58,333		88,000	(2)	8,001,067	(5)	5,495,538	(5)	15,833	(9)	13,658,771
Executive Vice President and General Manager

(1)	Includes $174,688 in sales commissions earned in fiscal 2009, $143,798 in sales commissions earned in fiscal 2008, and $138,207 in sales commissions earned in fiscal 2007.

(2)	Reflects annual bonus earned in fiscal 2009 and paid in fiscal 2010.

(3)	Reflects annual bonus earned in fiscal 2008 and paid in fiscal 2009.

(4)	Reflects annual bonus earned in fiscal 2007 and paid in fiscal 2008.

(5)

Reflects the aggregate grant date fair value of option awards granted in 2009 computed in accordance with FASB ASC Topic 718. See Note 6 of the notes to our consolidated financial statements under Item 8—“Financial Statements and Supplementary Data” of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009 regarding the assumptions underlying the valuation of equity grants.

(6)

Reflects the aggregate grant date fair value of option awards granted in 2008 computed in accordance with FASB ASC Topic 718. See Note 6 of the notes to our consolidated financial statements under Item 8—“Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2008 regarding the assumptions underlying the valuation of equity grants.

(7)

Reflects the aggregate grant date fair value of option awards granted in 2007 computed in accordance with FASB ASC Topic 718. See Note 7 of the notes to our consolidated financial statements under Item 8—“Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2007 regarding the assumptions underlying the valuation of equity grants.

(8)	Represents reimbursement of car expenses.

(9)	Represents the gross-up value of housing rental payments made by us for the benefit of the named executive officer.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share) (10)	Grant Date Fair Value of Stock and Option Awards ($) (11)
Ronald Jankov	1/5/2009	—	—		62,700	(8)	10.95	384,627
	5/5/2009	—	25,000	(2)	—		—	471,750
	5/5/2009	—	31,350	(3)	—		—	591,575
	11/5/2009	—	36,350	(4)	—		—	748,628
	1/28/2010	518,927	—		—		—	—

Michael Tate	1/5/2009	—	—		26,400	(8)	10.95	161,948
	5/5/2009	—	13,200	(3)	—		—	249,084
	11/5/2009	—	13,200	(4)	—		—	271,854
	1/28/2010	150,661	—		—		—	—

Marcia Zander	1/5/2009	—	—		26,400	(8)	10.95	161,948
	5/5/2009	—	13,200	(3)	—		—	249,084
	11/5/2009	—	13,200	(4)	—		—	271,854
	1/28/2010	131,205	—		—		—	—

Varadarajan Srinivasan	1/5/2009	—	—		23,100	(8)	10.95	141,705
	5/5/2009	—	11,550	(3)	—		—	217,949
	11/5/2009	—	11,550	(4)	—		—	237,872
	1/28/2010	128,968	—		—		—	—

Behrooz Abdi	10/30/2009	—	91,690	(5)	—		—	1,742,568
	11/2/2009	—	—		567,334	(9)	19.16	5,495,538
	11/2/2009	—	137,534	(6)	—		—	2,635,151
	11/2/2009	88,000	189,110	(7)	—		—	3,623,348

(1)

The amounts refer to the actual payouts under our annual bonus plan for services performed in fiscal 2009. The payout amount for each named executive officer was reviewed and approved by the Compensation Committee on February 19, 2010.

(2)

This restricted stock unit award was granted under our 2004 Plan and vests with respect to one-fifth of the shares subject to the award on each of May 5, 2010, November 5, 2010, May 5, 2011, November 5, 2011 and May 5, 2012, subject to continued employment.

(3)	These grants were granted under our 2004 Plan and vest in full on May 5, 2012, subject to continued employment.

(4)	These grants were granted under our 2004 Plan and vest in full on November 5, 2012, subject to continued employment.

(5)

This reflects the number of shares of common stock issued in connection with the RMI acquisition, which pursuant to Rule 5635(a) of the NASDAQ listing rules was granted from our total authorized shares and not pursuant to a pre-existing stock plan.

(6)

This restricted stock unit award vests with respect to 50% of the shares subject to the award on April 30, 2010, and as to the remainder of the shares subject to the award on October 31, 2010, subject to continuous employment. The award was issued in connection with the RMI acquisition, which pursuant to Rule 5635(a) of the NASDAQ listing rules was granted from our total authorized shares and not pursuant to a pre-existing stock plan.

(7)

This restricted stock unit award vests with respect to one-fifth of the shares subject to the award on April 30, 2011, and with respect to one-sixth of the remaining shares subject to the award each six months thereafter, subject to continued employment. The award was issued in connection with the RMI acquisition, which pursuant to Rule 5635(a) of the NASDAQ listing rules, was granted from our total authorized shares and not pursuant to a pre-existing stock plan.

(8)	The option awards have a 10 year term and vest with respect to one-twelfth of the shares subject to the grant on the last day of each calendar month in 2012, subject to continued employment.

(9)

This option award has a 10 year term and vests with respect to one-fifth of the shares subject to the option on October 31, 2010, and with respect to one forty-eighth of the remaining shares subject to the option each calendar month thereafter, subject to continuous employment. The award was issued in connection with the RMI acquisition, which pursuant to Rule 5635(a) of the NASDAQ listing rules, was granted from our total authorized shares and not pursuant to a pre-existing stock plan.

(10)	The exercise prices for the option awards are equal to the closing prices of our common stock on the Nasdaq GS on the respective grant dates.

(11)	The grant date fair value for each award is computed in accordance with ASC 718 as of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2009

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2009:

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1)(2) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3) (h)
Ronald Jankov	35,416	—		$6.50	5/31/2014	—		—
	37,502	—		$6.00	7/8/2014	—		—
	21,874	—		$3.02	10/26/2014	—		—
	24,610	—		$6.33	4/19/2015	—		—
	24,610	—		$6.25	4/25/2015	—		—
	29,170	—		$10.71	9/14/2015	—		—
	30,080	—		$9.05	10/9/2015	—		—
	47,518	2,066	(4)	$16.86	2/22/2016	—		—
	41,324	8,260	(5)	$11.70	7/31/2016	—		—
	55,086	14,496	(6)	$9.92	10/30/2016	—		—
	82,628	30,706	(7)	$11.97	1/29/2017	—		—
	94,868	—		$15.15	6/4/2017	—		—
	—	136,844	(8)	$15.15	6/4/2017	—		—
	—	62,700	(10)	$13.93	1/6/2018	—		—
	—	62,700	(11)	$10.95	1/4/2019	—		—
	—	—		—	—	31,350	(13)	725,126
	—	—		—	—	31,350	(14)	725,126
	—	—		—	—	25,000	(15)	578,250
	—	—		—	—	31,350	(16)	725,126
	—	—		—	—	36,350	(17)	840,776

Michael Tate	132,917	87,083	(9)	$16.96	7/17/2017	—		—
	—	7,562	(10)	$13.93	1/6/2018	—		—
	—	26,400	(11)	$10.95	1/4/2019	—		—
	—	—		—	—	50,000	(18)	1,156,500
	—	—		—	—	10,000	(19)	231,300
	—	—		—	—	3,782	(13)	87,478
		—		—	—	3,782	(14)	87,478
	—	—		—	—	13,200	(16)	305,316
	—	—		—	—	13,200	(17)	305,316

Marcia Zander	20,000	—		$1.00	1/19/2014	—		—
	19,500	—		$6.50	5/31/2014	—		—
	16,874	—		$6.00	7/8/2014	—		—
	13,126	—		$6.33	4/19/2015	—		—
	13,126	—		$6.25	4/25/2015	—		—
	17,500	—		$10.71	9/14/2015	—		—
	17,500	—		$9.05	10/9/2015	—		—
	19,010	824	(4)	$16.86	2/22/2016	—		—
	16,534	3,300	(5)	$11.70	7/31/2016	—		—
	23,617	6,215	(6)	$9.92	10/30/2016	—		—

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1)(2) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3) (h)
	30,567	12,099	(7)	$11.97	1/29/2017	—		—
	42,414	—		$15.15	6/4/2017	—		—
	—	59,290	(8)	$15.15	6/4/2017	—		—
	—	26,400	(10)	$13.93	1/6/2018	—		—
	—	26,400	(11)	$10.95	1/4/2019	—		—
	—	—		—	—	13,200	(13)	305,316
	—	—		—	—	13,200	(14)	305,316
	—	—		—	—	13,200	(16)	305,316
	—	—		—	—	13,200	(17)	305,316

Varadarajan Srinivasan	18,370	824	(4)	$16.86	2/22/2016	—		—
	826	3,300	(5)	$11.70	7/31/2016	—		—
	1,243	6,215	(6)	$9.92	10/30/2016	—		—
	1,729	12,099	(7)	$11.97	1/29/2017	—		—
	32,316	—		$15.15	6/4/2017	—		—
	—	49,290	(8)	$15.15	6/4/2017	—		—
	—	23,100	(10)	$13.93	1/6/2018	—		—
	—	23,100	(11)	$10.95	1/4/2019	—		—
	—	—		—	—	11,550	(13)	267,152
	—	—		—	—	11,550	(14)	267,152
	—	—		—	—	11,550	(16)	267,152
	—	—		—	—	11,550	(17)	267,152

Behrooz Abdi	—	567,334	(12)	$19.16	11/1/2019	—		—
	—	—		—	—	137,534	(20)	3,181,161
	—	—		—	—	189,110	(21)	4,374,114

(1)	Each grant has a 10 year term. The vesting of any unvested shares subject to each of the listed awards is subject to the recipient’s continuous employment.

(2)	All option awards that were exercisable at fiscal year end were vested as of December 31, 2009.

(3)

Market value determined by multiplying the number of restricted shares in column (g) by $23.13 per share, which was the closing price of our common stock on the Nasdaq GS on December 31, 2009 (as adjusted to reflect the 2-for-1 stock dividend paid on March 19, 2010).

(4)	Remaining unvested options subject to these grants vest in equal monthly installments on the last day of each calendar month from January 31, 2010 through and including February 28, 2010.

(5)	Remaining unvested options subject to these grants vest in equal monthly installments on the last day of each calendar month from January 31, 2010 through and including August 31, 2010.

(6)	Remaining unvested options subject to these grants vest in equal monthly installments on the last day of each calendar month from January 31, 2010 through and including October 31, 2010.

(7)	Remaining unvested options subject to these grants vest in equal monthly installments on the last day of each calendar month from January 31, 2010 through and including January 31, 2011.

(8)	Stock options vest with respect to one-twelfth of the shares subject to the grant on the last day of each calendar month in 2010.

(9)	Remaining unvested options subject to this grant vests in equal monthly installments on the last day of each calendar month from January 31, 2010 through and including July 31, 2011.

(10)	Stock options vest with respect to one-twelfth of the shares subject to the grant on the last day of each calendar month in 2011.

(11)	Stock options vest with respect to one-twelfth of the shares subject to the grant on the last day of each calendar month in 2012.

(12)

Stock option vests with respect to one-fifth of the total number of shares subject to the option on October 31, 2010, and with respect to one forty-eighth of the remaining number of shares subject to the grant each calendar month thereafter.

(13)	These restricted stock unit awards vest in full on May 5, 2011.

(14)	These restricted stock unit awards vest in full on November 5, 2011.

(15)	This restricted stock award vests with respect to one-fifth of the total number of shares subject to the award on each of May 5, 2010, November 5, 2010, May 5, 2011, November 5, 2011 and May 5, 2012.

(16)	These restricted stock unit awards vest in full on May 5, 2012.

(17)	These restricted stock unit awards vest in full on November 5, 2012.

(18)	Remaining unvested number of shares subject to this restricted stock award vests in equal installments on each of July 18, 2010 and July 18, 2011.

(19)	Remaining unvested number of shares subject to this restricted stock unit award vests in equal installments on each of August 5, 2010 and August 5, 2011.

(20)	Restricted stock unit award that vests with respect to one-half of the total number of share subject to the award on each of April 30, 2010 and October 31, 2010.

(21)

Restricted stock unit award that vests with respect to one-sixth of the total number of shares subject to the award on April 30, 2011, and with respect to one-fifth of the remaining shares subject to the award each six months thereafter.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the options exercised by our named executive officers during the year ended December 31, 2009 and the values realized upon exercise:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Michael Tate	—	—	30,000	574,275
Marcia Zander	24,624	434,227	—	—
Varadarajan Srinivasan	219,378	2,818,332	—	—
Behrooz Abdi	—	—	91,690	1,742,568

(1)

Value is the excess of the closing price of a share of common stock on the Nasdaq GS on the date of exercise over the exercise price multiplied by the number of shares purchased upon exercise of the option.

(2)	Value is the closing price of a share of common stock on the Nasdaq GS on the date of vesting multiplied by the number of shares that vested on that date.

EQUITY COMPENSATION PLAN SUMMARY

The following table sets forth certain information as of December 31, 2009 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated as follows:

•	All compensation plans previously approved by security holders; and

•	All compensation plans not previously approved by security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights as of December 31, 2009 (3)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (4)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans as of December 31, 2009
Equity compensation plans approved by stockholders	8,238,110	(1)(5)	$11.72	(1)	1,253,371	(7)
Equity compensation plans not approved by stockholders (2)	1,602,456	(6)	$15.56		385,598

(1)

This reflects our 2000 Plan, 2004 Plan and 2004 Employee Stock Purchase Plan. The 2004 Plan provides for an annual increase of 300,000 shares in the number of shares reserved thereunder on January 1 of each year. The 2004 Employee Stock Purchase Plan provides for an annual increase of 150,000 shares in the number of shares reserved thereunder on January 1 of each year.

(2)

This reflects stock options and restricted stock units granted in 2009 in accordance with Rule 5635(c)(4) (formerly Rule 4350(i)(l)(A)(iv)) of the NASDAQ listing rules to new employees as inducements material to their entering into employment with us. All such stock options have an exercise price equal to the fair market value on their grant dates. The options have a 10-year term and vest over four years as follows: one-fourth of the shares subject to the option vest on the first anniversary of the vesting commencement date, and one thirty-sixth of the remaining shares subject to such option at the end of each calendar month thereafter, subject to the optionee’s continued service with us. Rule 5635(c)(4) requires all such awards to be approved by the Compensation Committee or a majority of the independent directors on our board of directors, but does not require stockholder approval of these awards.

(3)

In connection with the Aeluros Acquisition in October 2007, we assumed options held by former employees and consultants of Aeluros under the Aeluros 2001 Stock Option/Stock Issuance Plan exercisable for 208,000 shares of common stock (after giving effect to the exchange ratio provided in the acquisition agreement). Of these assumed options, options to purchase 76,506 shares of common stock were outstanding as of December 31, 2009. These remaining outstanding options have a weighted average exercise price of $2.54 per share. No further awards will be made under this plan. Statistics regarding the assumed options are not included in the above table.

(4)	The weighted average exercise prices reflect solely the shares that will be issued upon exercise of outstanding options.

(5)	This number includes 1,910,085 shares subject to outstanding restricted stock units granted under the Incentive Plan.

(6)	This number includes 699,500 shares subject to outstanding restricted stock units granted.

(7)	This number includes 932,197 shares available for future grant under our 2004 Plan, and 321,174 shares available for future issuance under our 2004 Employee Stock Purchase Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Our employment offer letter with Varadarajan Srinivasan, our vice president of product development and chief technology officer, provides that if we terminate Mr. Srinivasan’s employment for any reason, we are obligated to pay him three months’ salary as a severance payment.

Ms. Zander has entered into a change of control agreement with us. Pursuant to this agreement Ms. Zander will be entitled to receive a severance payment equal to 50% of her annual salary at that time, in addition to any other amounts and benefits to which she may be entitled, if her employment is terminated for any of the following reasons within one year following our change in control (as defined below):

•	a material diminution in Ms. Zander’s base compensation;

•	a material diminution in Ms. Zander’s authority, duties or responsibilities;

•

a material diminution in the authority, duties, or responsibilities of the supervisor to whom Ms. Zander is required to report, including a requirement that Ms. Zander report to a corporate officer or employee instead of reporting directly to the board of directors;

•	a material diminution in the budget over which Ms. Zander retains authority;

•	a material change in the geographic location at which Ms. Zander must perform the services; or

•	any other action or inaction that constitutes a material breach by us of the agreement.

Under this agreement, a change of control results when there is an acquisition of 45% or more of our outstanding voting securities by one individual or entity or a group of stockholders or an acquisition of the company which results in a change in the majority of the directors on the board of directors, a new stockholder or group receiving at least 45% of the outstanding voting securities, or our former stockholders retaining less than 50% of our outstanding voting securities. Ms. Zander is not entitled to receive the severance payment, however, unless she has given us notice of the occurrence of the change within 90 days of its occurrence and we fail to remedy the occurrence within 30 days of its receipt of notice.

Since July 2002, all option agreements for option grants to our named executive officers and other members of our senior management (as well as certain grants to other employees) provide that in the event of our change of control, and if the options are not assumed by the successor corporation, the vesting of the options will accelerate in full, measured from the date of the change of control. If the options are assumed by the successor corporation but a named executive officer is involuntarily terminated (as defined in the agreement) within 24 months after the effective date of the change of control, the vesting of the named executive officer’s options will accelerate with respect to such additional number of shares as the officer would have received if he or she had remained employed for the 24-month period. Under the agreement a change of control is defined generally as the sale of all or substantially all of our assets or the merger or consolidation of our company with or into another corporation (except where existing holders of our voting securities retain more than 50% of their voting power). Similarly, since July 2007, all agreements for restricted stock awards and grants of restricted stock units to our named executive officers and other members of our senior management provide that in the event of our change of control, and if the awards and grants are not assumed by the successor corporation, the vesting of the restricted stock awards and units will accelerate in full, measured from the date of the change of control. If the restricted stock awards and units are assumed by the successor corporation but a named executive officer is involuntarily terminated (as defined in the agreement) within 24 months after the effective date of the change of control, the vesting of the named executive officer’s restricted stock awards and units will accelerate with respect to such additional number of shares as the officer would have received if he or she had remained employed for the 24-month period. Under the agreement a change of control is defined generally as the sale of all or substantially all of our assets or the merger or consolidation of us with or into another corporation (except where existing holders of our voting securities retain more than 50% of their voting power).

Our employment offer letter with Mr. Abdi, our executive vice president and general manager of MPS/CPS processor products, provides that if Mr. Abdi’s employment is involuntarily terminated (as defined in the offer letter) not in connection with a change in control (as defined in the offer letter), we are obligated to pay Mr. Abdi a separation package of: (i) one year of salary, (ii) monthly payments of COBRA health care premiums and (iii) the lesser of 24 months of vesting or the remaining months of vesting of Mr. Abdi’s stock options and restricted stock units granted on November 2, 2009. The sum of the payments described in clauses (i) and (ii) are not to exceed $400,000.

Under the change-in-control arrangements described above, if (a) a change of control had occurred on December 31, 2009 and (b)(1) the employment of the named executive officers had been terminated or (2) the acquiring entity did not assume their options outstanding on that date, the following payments would have been required to the named executive officers:

Name	Salary ($)		Bonus ($)	Stock Options ($) (2)	Stock Awards ($) (2)	Health Benefits ($)	Accrued and Unused Personal Time Off ($)	Total Payout ($) (3)
Ronald Jankov	—		—	3,075,148	3,594,402	—	58,798	6,728,348
Michael Tate	—		—	928,992	2,173,387	—	23,966	3,126,339
Marcia Zander	214,994	(1)	65,603	1,298,036	1,221,264	—	43,203	2,843,098
Varadarajan Srinivasan	59,600		—	1,147,616	1,068,606	—	44,011	2,319,831
Behrooz Abdi	—		—	2,252,316	7,555,276	—	40,383	9,847,975

(1)	Includes commissions earned of $87,344.

(2)

The following numbers of option shares and restricted stock or restricted stock unit award shares would have vested immediately as a result of acceleration on December 31, 2009 for each of the named executive officers. The value is calculated as the intrinsic value per share, multiplied by the number of shares that would become fully vested upon the change in control. For an option, intrinsic value per share is calculated as the excess of the closing price of the common stock on the Nasdaq GS of $23.13 on December 31, 2009 over the exercise price of the option. If the value is less than zero, it is deemed to be zero for the purpose of this calculation. For an award of restricted stock or restricted stock units, the intrinsic value per share is equal to the closing price of the common stock on December 31, 2009. The amount stated in the table equals the aggregate intrinsic value of all of such shares.

Name	Number of Accelerated Option Shares	Number of Accelerated Shares Under Stock Awards
Ronald Jankov	317,772	155,400
Michael Tate	121,045	93,964
Marcia Zander	134,528	52,800
Varadarajan Srinivasan	117,928	46,200
Behrooz Abdi	567,334	326,644

(3)

In determining the amounts in this column each named executive officer is presumed to receive the maximum amount payable under his or her change-in-control arrangement. The time value of money has not been taken into account in determining these amounts.

Under the executive employment agreement provisions described above, if (a) a change of control had occurred on December 31, 2009 and (b)(1) the employment of the named executive officers had been terminated and (2) the acquiring entity had assumed their outstanding options on that date, the following payments to the named executive officers would have been required:

Name	Salary ($)		Bonus ($)	Stock Options ($) (2)	Stock Awards ($) (2)	Health Benefits ($)	Accrued and Unused Personal Time Off ($)	Total Payout ($) (3)
Ronald Jankov	—		—	2,311,149	1,912,851	—	58,798	4,282,798
Michael Tate	—		—	607,308	1,562,755	—	23,966	2,194,023
Marcia Zander	214,994	(1)	65,603	976,352	610,632	—	43,203	1,910,782
Varadarajan Srinivasan	59,600		—	866,142	534,303	—	44,011	1,504,054
Behrooz Abdi	—		—	976,001	4,639,230	—	40,383	5,655,568

(1)	Includes commissions earned of $87,344.

(2)

The following numbers of option shares and restricted stock or restricted stock unit award shares would have vested immediately as a result of acceleration on December 31, 2009 for each of the named executive officers. The value is calculated as the intrinsic value per share, multiplied by the number of shares that would become fully vested upon the change in control. For an option, intrinsic value per share is calculated as the excess of the closing price of the common stock on the Nasdaq GS of $23.13 on December 31, 2009 over the exercise price of the option. If the value is less than zero, it is deemed to be zero for the purpose of this calculation. For an award of restricted stock or restricted stock units, the intrinsic value per share is equal to the closing price of the common stock on December 31, 2009. The amount stated in the table equals the aggregate intrinsic value of all of such shares.

Name	Number of Accelerated Option Shares	Number of Accelerated Shares Under Stock Awards
Ronald Jankov	255,072	82,700
Michael Tate	94,645	67,564
Marcia Zander	108,128	26,400
Varadarajan Srinivasan	94,828	23,100
Behrooz Abdi	245,844	200,572

(3)

In determining the amounts in this column each named executive officer is presumed to receive the maximum amount payable under his or her employment agreement. The time value of money has not been taken into account in determining these amounts.

If involuntary termination of employment had occurred on December 31, 2009 other than in connection with a change of control, the following severance payments to the named executive officers listed below would have been required under their respective employment offer letters:

Name	Salary ($) (1)	Stock Options ($) (2)	Stock Awards ($) (2)	Health Benefits ($)	Accrued and Unused Personal Time Off ($)	Total Payout ($) (1)
Behrooz Abdi	350,000	976,001	4,639,184	—	40,383	6,005,568
Varadarajan Srinivasan	59,600	—	—	—	44,011	103,611

(1)

In determining this amount, Mr. Abdi and Mr. Srinivasan are presumed to each receive the maximum amounts payable under their employment agreements. The time value of money has not been taken into account in determining these amounts.

(2)

The following numbers of option shares and restricted stock or restricted stock unit award shares would have vested immediately as a result of acceleration on December 31, 2009 for each of the named executive officers. The value is calculated as the intrinsic value per share, multiplied by the number of shares that would become fully vested upon the change in control. For an option, intrinsic value per share is calculated as the excess of the closing price of the common stock on the Nasdaq GS of $23.13 on December 31, 2009 over the exercise price of the option. If the value is less than zero, it is deemed to be zero for the purpose of this calculation. For an award of restricted stock or restricted stock units, the intrinsic value per share is equal to the closing price of the common stock on December 31, 2009. The amount stated in the table equals the aggregate intrinsic value of all of such shares.

Name	Number of Accelerated Option Shares	Number of Accelerated Shares Under Stock Awards
Behrooz Abdi	245,844	200,570

Employment Agreements

In addition to the change-in-control arrangements summarized above, we have entered into employment offer letters with each of our named executive officers. Each letter specifies the named executive officer’s initial base salary amount, bonus arrangement, if any, both of which are subject to adjustment over time, and initial stock option grant. None of the letters indicate a specific term of employment, and each officer’s employment may be terminated by either party at any time.

We also have entered into agreements to indemnify our current and former directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for many expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of us, arising out of such person’s services as our director or executive officer, or a director or executive officer of any subsidiary of ours or of any other company or enterprise to which the person provided services at our request.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock owned by each person or entity we know to be the beneficial owner of more than 5% of our common stock as of March 31, 2010, and by our current directors, by the nominees for election as directors, by each of our named executive officers and by all of our directors and executive officers as of March 31, 2010 as a group. Ownership information is based upon information provided by the individuals.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and includes all shares over which the beneficial owner exercises voting or investment power. Options, restricted stock units and other rights to acquire our common stock that are presently exercisable or exercisable within 60 days after March 31, 2010 are included in the total number of shares beneficially owned for the person holding those options, restricted stock units or other rights and are considered outstanding for the purpose of calculating percentage ownership of the particular holder Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on approximately 62,572,952 shares outstanding as of March 31, 2010. Unless otherwise stated, the business address of each of our executive officers and directors is 1875 Charleston Road, Mountain View, California 94043.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Godinho Family Revocable Living Trust dated April 21, 1995 (1) c/o NetLogic Microsystems, Inc. 1875 Charleston Rd. Mountain View, CA 94043	4,019,976	6.4%
Wells Fargo and Company (2) 420 Montgomery Street San Francisco, California 94104	3,359,836	5.4%
Turner Investment Partners, Inc. (3) 1205 Westlakes Drive, Suite 100 Berwyn, PA 19312	2,957,190	5.1%
Norman Godinho (1)	4,019,976	6.4%
Ronald Jankov (4)	1,631,346	2.6%
Michael Tate (5)	194,768	*
Stephen Domenik (6)	26,712	*
Varadarajan Srinivasan (7)	106,906	*
Leonard Perham (8)	307,636	*
Douglas Broyles (9)	218,806	*
Behrooz Abdi (10)	115,368	*
Marcia Zander (11)	265,920	*
Alan Krock (12)	16,666	*
All directors and executive officers as a group (15 persons) (13)	7,343,202	11.4%

*	Represents holdings of less than one percent.

(1)

Includes 96,666 shares of our common stock issuable upon the exercise of options, 300,000 shares held by The Godinho Bypass Trust DTD June 12, 1995, 105,000 shares held by The Godinho Children’s Trust, DTD November 7, 1983, and 3,518,310 shares held by The Godinho Family Revocable Living Trust dated April 21, 1995, Norman Godinho, Trustee. Mr. Godinho reported that he has sole voting and investment power with respect to 100% of these shares. Mr. Godinho disclaims beneficial ownership of the shares held by The Godinho Bypass Trust DTD June 12, 1995 and The Godinho Children’s Trust, DTD November 7, 1983.

(2)

This information is based solely on the Schedule 13G filed with the Securities and Exchange Commission on January 19, 2010 by Wells Fargo and Company on its own behalf and on behalf of the following subsidiaries of Wells Fargo and Company: Wells Capital Management Incorporated, Wells Fargo Funds Management Company, LLC, Evergreen Investment Management Company, LLC, Wells Fargo Advisors, LLC, Wells Fargo Delaware Trust Company, National Association, Calibre Advisory Services, Inc., Wachovia Bank, National Association, Wells Fargo Bank, N.A., and Peregrine Capital Management, Inc.

(3)	This information is based solely on the Schedule 13G filed with the Securities and Exchange Commission on February 5, 2010 by Turner Investment Partners, Inc.

(4)

Includes 596,732 shares of our common stock issuable upon the exercise of options and vesting of restricted stock units, and 583,480 shares of our common stock held by Global Link 1 Capital, of which Mr. Jankov is a trustee. Mr. Jankov is our President and Chief Executive Officer and one of our directors.

(5)	Includes 151,250 shares of our common stock issuable upon the exercise of options. Mr. Tate is our Vice President and Chief Financial Officer.

(6)

Includes 16,666 shares of our common stock issuable upon the exercise of options, 5,000 shares of our common stock directly owned by Mr. Domenik, 36 shares directly owned by SRB Associates VIII L.P. (“SRB VIII”) and 5,110 shares directly owned by Sevin Rosen Bayless Management Company (“SRBMC”). Mr. Domenik is a general partner of SRB VIIII and a director of SRBMC. Mr. Domenik reported that he has shared voting and investment power with respect to, and disclaims beneficial ownership of, the shares held by SRB VIII and SRBMC except to his pecuniary interest therein.

(7)	Includes 18,430 shares of our common stock issuable upon the exercise of options. Mr. Srinivasan is our Vice President of Product Development and Chief Technical Officer.

(8)	Includes 96,666 shares of our common stock issuable upon the exercise of options.

(9)	Includes 96,666 shares of our common stock issuable upon the exercise of options.

(10)

Includes zero shares of our common stock issuable upon the exercise of options and 68,766 shares of our common stock issuable upon vesting of restricted stock units. Mr. Abdi is our Executive Vice President and General Manager of MPS/CPS processor products.

(11)	Includes 265,920 shares of our common stock issuable upon the exercise of immediately-exercisable options. Ms. Zander is our Vice President of Sales.

(12)	Includes 16,666 shares of our common stock issuable upon the exercise of options.

(13)	Includes 1,769,372 shares of our common stock issuable upon the exercise of options and vesting of restricted stock units.

TRANSACTION WITH RELATED PERSONS

During 2009, we believe there were no transactions, or series of similar transactions, to which we were or are to be a party in which the amount involved exceeded $120,000, and in which any of our directors or executive officers, any holders of more than 5% of our common stock, any members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in the sections titled “Compensation of Non-employee Directors” and “Executive Compensation” above.

It is our policy to require that all transactions between us and any related person, as defined above, must be approved by our Audit Committee in accordance with its charter and by a majority of our board of directors, including a majority of independent directors who are disinterested in the transactions to be approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ours. Directors, executive officers and greater than 10% holders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of Forms 3 and 4 received during 2009 and Forms 5 (or any written representations) received with respect to fiscal year 2009, we believe that all directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements during 2009; however, we also believe that the following Forms 4 were filed late: (i) Form 4 for Mozafar Maghsoudnia filed one day late on March 2, 2009, and (ii) Forms 4 for each of our directors Perham, Jankov, Krock, Domenik, Godinho and Broyles filed two days late on July 28, 2009. In none of these circumstances were any of the late filings intentional; rather, the delay was either due to oversight or administrative error.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of independent directors as determined in accordance with Rule 5605(a)(2) of the NASDAQ listing rules and Rule 10A-3 of the Securities Exchange Act of 1934. During fiscal year 2009, the Audit Committee operated pursuant to a written charter adopted by the board of directors effective May 18, 2004, a copy of which was attached to our proxy statement for our 2004 annual meeting of stockholders, and which is also located at www.netlogicmicro.com.

The Audit Committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters. The Audit Committee also monitors the performance of our independent registered public accounting firm, and reviews the audit report on the financial statements following completion of the audit and our accounting practices with respect to internal accounting and financial controls. Management has primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. Our independent registered public accounting firm audits the financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America and discusses with our Audit Committee any issues they believe should be raised with us. The Audit Committee’s responsibilities under the Audit Committee Charter include the selection or dismissal of our independent registered public accounting firm, review of the scope of the annual audits, and approval of fees to be paid to our independent registered public accounting firm.

The Audit Committee reviewed and discussed our audited financial statements for fiscal year 2009 with management and PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm. The Audit Committee discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standard, Vol. 1, AU section 380). PwC provided the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee regarding independence and discussed PwC’s independence with members of that firm. Based on the discussions with PwC concerning the audit, the independence discussions and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors that our financial statements for the fiscal year ended December 31, 2009 be included in its 2009 Annual Report on Form 10-K filed with the SEC.

The Audit Committee of the Board of Directors:
Alan Krock, Chairman
Leonard Perham
Steven Domenik

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

At the Annual Meeting, two Class III directors are to be elected to serve until the 2013 annual meeting of stockholders and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director. There are two nominees, both of whom are currently directors of ours. Each of these nominees has been recommended by our governance and nominating committee for re-election to our board of directors and has been approved by our board of directors for nomination.

NOMINEES

Set forth below is information regarding the nominees for election to our board of directors:

Name	Position(s) with the Company	Year First Elected Director
Leonard Perham	Director	2000

Alan Krock	Director	2005

Each person nominated has agreed to serve if elected, and our board of directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current board of directors to fill the vacancy.

Our board of directors unanimously recommends that the stockholders vote FOR the election of both of the above nominees.

PROPOSAL NO. 2:

APPROVAL OF AMENDMENT TO AND TERMS OF 2004 EQUITY INCENTIVE PLAN

At the Annual Meeting, our stockholders will be asked to approve an amendment to our 2004 Equity Incentive Plan (the “Incentive Plan”) to increase the number of shares authorized for issuance under the Incentive Plan by an aggregate of 2,700,000 shares. As of March 31, 2010, we had 62,620,302 shares of common stock outstanding and 12,669,399 shares of common stock subject to existing awards of stock options and restricted stock units. 1,250,359 shares remain available to be granted for additional awards under the Incentive Plan, which expires in April 2014.

The proposed increase in the number of shares reserved for future issuance under the Incentive Plan is essential because equity compensation remains a significant component of our long-term compensation policy, which significantly contributes to a competitive advantage in the employment marketplace. Employees with a stake in the future success of our business are highly motivated to achieve long-term growth and increase stockholder value. The purpose of this proposal is to provide a sufficient share reserve and added flexibility to continue to provide our management and other employees with opportunities for equity ownership through 2012, taking into account our projected hiring growth.

We believe that as a high-growth semiconductor company headquartered in Silicon Valley, where we must compete with many successful companies for a limited pool of talented people, we must continue our broad-based use of equity compensation to help retain our skilled employees and recruit the finest new employees to continue to grow, develop new products, and deliver increased shareholder value. In addition to the traditional competition for talent provided by other publicly traded semiconductor companies in Silicon Valley, the recent rejuvenation of the initial public offering market has further increased the pressure on us to offer equity compensation to attract and retain the best engineers for our continued success.

Substantially all of our regular, full-time employees currently have stock options, restricted stock units, or a combination of both, with approximately 71% of all outstanding awards held by non-executive employees. We believe that this strategy of broadly granting equity to our employees aligns their interests with those of our stockholders in our long-term success and has contributed substantially to our relatively low employee turnover rate. We view our low turnover rate as a valuable ingredient of our success because it helps minimize recruitment and training costs while allowing us to build an experienced and trained workforce that can maximize our efficiencies especially for successful product development execution.

As of March 31, 2010, the number of shares available to be granted under our Incentive Plan was low at 2% of the shares outstanding. This is due to a combination of factors. Since we became a public company in 2004, our revenue and operations have grown rapidly, and we have increased the size of our workforce worldwide from approximately 78 employees in March 2004 to approximately 564 employees as of the end of March 2010. This employment growth includes many new employees that we hired to support our rapid growth as well as hundreds of new employees who joined the company following our acquisitions including the acquisitions of RMI Corporation, Aeluros, Inc., and the network search businesses of Integrated Device Technologies and Cypress Semiconductor. These acquisitions have been an essential part of our growth. Given that much of the value derived from our acquisitions comes from retaining and motivating the target company employees that we choose to retain, we have issued a significant amount of new equity awards to the employees joining the company. Those awards were also higher than many typical industry acquisitions because we assumed very few equity awards as part of the transactions. We believe that without these acquisitions and the successful retention of the employees of the acquired businesses we would not have enjoyed the strong level of market appreciation of our stock that we have experienced to date. Due to our above average growth and the nature of our completed acquisitions the amounts of new equity awards that we granted created a relatively high ratio of equity award grants as a percentage of our shares outstanding (“burn rate”) as compared with other Russell 3000 Semiconductor and Semiconductor Equipment companies.

Continued growth through opportunistic acquisition remains a critical component of our strategy for which we must have adequate equity reserves available under the Incentive Plan. While much of the stock-based compensation used for acquisitions has come from inducement grants made outside the Incentive Plan which have required only board or compensation committee approval, the additional grants needed to retain and motivate valued employees subsequent to the completion of acquisitions now necessitates an increase in the number of shares reserved under the Incentive Plan. In this regard, it is worth mentioning that in October 2009, the holders of approximately 99.8% of the votes cast at our special stockholder meeting approved the issuance of a maximum of 26,160,000 shares of common stock (on a post-split basis) of which a maximum of 18,100,00 shares were approved for issuance to the stockholders of RMI and a maximum of 8,060,000 shares were approved for issuance to the continuing employees in connection with the merger, thus demonstrating the support our stockholders have been willing to provide for our expansion through strategically important acquisitions. Notably, due to the higher than anticipated price of our common stock, we actually issued far fewer shares in the transaction. In particular, the actual number of shares under awards granted to continuing employees were approximately 3,700,000 shares fewer than the amount approved by our stockholders. By comparison, the increase of 2,700,000 shares for which we are seeking stockholder approval is significantly less than the amount approved by stockholders in October 2009.

We recognize the need to strike a balance between stockholder concerns regarding the potentially dilutive effect of the increased number of authorized shares under the Incentive Plan with our ability to attract, retain and reward our employees who are critical to our success, and thus critical to increasing stockholder value. We have been putting measures in place over the past few years to further reduce our burn rate and the dilution from our equity awards. For example, we have been granting awards with extended vesting periods and have further reduced the annual targeted award levels (exclusive of the impact of acquisitions) as a percentage of our outstanding stock. As a result, our burn rate, excluding grants related to new employees hired through acquisitions, has decreased in each of the past three years. We expect the reservation of an additional 2,700,000 shares under the Incentive Plan to fund awards through 2012. We intend to limit the average annual number of shares of common stock subject to awards of stock options, restricted stock and restricted stock units granted under the Incentive Plan during this period to approximately 5% of the weighted average number of shares outstanding at the end of each fiscal year, excluding any grants made to employees in connection with any acquisitions that may occur. This calculation will count restricted stock and restricted stock units as two shares for every share granted to account for those awards as “option equivalents.” This target of 5% will align our annual grant practices with those of other Russell 3000 Semiconductor and Semiconductor Equipment companies.

If the proposed share increase is approved, our board of directors intends to amend the Incentive Plan as follows:

Removal of Annual Increase to Incentive Plan. Our Incentive Plan currently includes an automatic share increase that occurs on the first day of our annual fiscal year each calendar year, equal to the lesser of (1) 300,000 shares, or (2) 1% of the shares outstanding on the date of increase. Under the proposed amendment, this annual increase, or “evergreen’” provision would be removed. The addition of 2,700,000 shares to the Incentive Plan, as described above, contemplates the removal of this annual automatic increase. This would require us to return to our stockholders for any future increases in the number of shares authorized for issuance under the Incentive Plan. By removing the annual increase to the Incentive Plan we will forgo the automatic increase of an estimated 1,200,000 shares prior to the expiration of the plan in April 2014.

Prohibition on Repricing. Our Incentive Plan does not currently prohibit the repricing of stock options and stock appreciation rights (SARs), or exchanges of underwater stock options for awards with a lower purchase price or cash, without stockholder approval. As amended, the Incentive Plan would expressly provide that, other than for certain adjustments in our capitalization, at any time when the purchase price of a stock option or SAR is at or above the market price per share of our common stock on the date of grant, we will not reduce the exercise price of such stock option or SAR, and will not exchange such awards for new awards with lower or no purchase price or for cash, without stockholder approval. Although we do not currently anticipate implementing any such program, we would return to our stockholders for any repricing of stock options and SARs or exchanges of underwater stock options for awards with a lower purchase price or cash.

Removal of Ability to Grant Options at Below Market Price. Our Incentive Plan currently allows for the granting of nonstatutory stock options and SARs below market price on the date of grant without stockholder approval. As amended, the Incentive Plan would expressly provide that, other than for certain adjustments in our capitalization, no nonstatutory stock option or SAR would be granted with an exercise price below the market price per share of our common stock on the date of grant without stockholder approval. We would return to our stockholders for any granting of stock options and SARs below market price on the date of grant.

2004 Equity Incentive Plan

The Incentive Plan was adopted by our board of directors in April 2004 and was approved by our stockholders in May 2004. The Incentive Plan took effect upon the effective date of our initial public offering and is administered by our compensation committee, which has the authority to, among other things, determine eligibility to receive awards, the types and number of shares of stock subject to the awards, the price and timing of awards and the acceleration or waiver of any vesting, and performance of forfeiture restriction. As used in this prospectus, the term “administrator” means our compensation committee.

Participants. Any of our employees, our non-employee directors, consultants and advisors to us, as determined by our compensation committee, may be selected to participate in the Incentive Plan. As of March 31, 2010, there were approximately 550 individuals eligible to participate in the Incentive Plan.

Awards. We may award participants with one or more of the following:

•	stock options;

•	stock appreciation rights;

•	restricted stock and stock unit awards;

•	performance shares;

•	stock grants; and

•	performance-based awards.

Stock options. Stock options may be granted under the Incentive Plan, including incentive stock options, as defined under Code Section 422, and nonqualified stock options. Any incentive stock option or any option intended to qualify as performance-based compensation under Code Section 162(m) will not be granted at a price that is less than 100% of the fair market value of our common stock on the date of grant or, in the case of grants to holders of at least 10% of the voting power of all classes of our stock, 110% of the fair market value. The term of options granted shall generally be ten years, except that incentive stock options granted to 10% stockholders shall have a term of five years. Under the proposed amendment, the option exercise price of all nonqualified stock options will not be less than 100% of the fair market value of our common stock on the date of grant.

Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent. The administrator may also allow payment by tendering previously acquired shares of our common stock with a fair market value at the time of exercise equal to the exercise price, provided such shares have been held for at least six months prior to tender and broker-assisted cashless exercises and may authorize loans for the purpose of exercise as permitted under applicable law.

In addition, the Incentive Plan provides for the automatic grant, on an annual basis, to our non-employee directors of options to purchase 20,000 shares of our common stock, under specified conditions. Each of these option grants to non-employee directors vest on a monthly basis over a one-year period. In addition, our board of directors has discretion to grant additional stock options to non-employee directors with respect to their service on the board of directors, on a committee of the board of directors, as a committee chair, or for other extraordinary service. The total number of shares subject to award granted to a non-employee director on a discretionary basis for one year of service may not exceed 50,000 shares, which amount has not been adjusted for our stock dividend of one new share for each share of common stock distributed on March 19, 2010 based on the determination of the board of directors in its discretion under the Incentive Plan.

Stock appreciation rights (SAR). A SAR entitles a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the SAR over the grant price of the SAR. The administrator may pay that amount cash, in shares of our common stock, or a combination. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any SAR will be determined by the administrator at the time of the grant of award and will be reflected in the award agreement. Under the proposed amendment, the exercise price of a SAR will not be less than 100% of the fair market value of our common stock on the date of grant.

Restricted stock and stock units. A restricted stock award or restricted stock unit award is the grant of shares of our common stock either currently (in the case of restricted stock) or at a future date (in the case of restricted stock units), at a price determined by the administrator (including zero), that is nontransferable and is subject to substantial risk of forfeiture until specific conditions or goals are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may, if permitted by the administrator, have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the administrator.

Performance shares. A performance share award is a contingent right to receive pre-determined shares of our common stock if certain performance goals are met. The value of performance units will depend on the degree to which the specified performance goals are achieved but are generally based on the value of our common stock. The administrator may, in its discretion, pay earned performance shares in cash, or stock, or a combination of both.

Stock grants. A stock grant is an award of shares of common stock within restriction. Stock grants may only be made in limited circumstances, such as in lieu of other earned compensation.

Performance-based awards. Grants of performance-based awards enable us to treat other awards granted under the Incentive Plan as “qualified performance-based compensation” under Code Section 162(m) and preserve the deductibility of these awards for federal income tax purposes. Because Code Section 162(m) only applies to those employees who are “covered employees” as defined in Code Section 162(m), only covered employees and those likely to become covered employees are eligible to receive performance-based awards.

Qualified performance-based awards may be in the form of stock options, restricted stock, restricted stock units or performance units, but in each case will be subject to satisfaction of one of the following criteria, either individually, alternatively or in any combination, applied to either us as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

cash flow (before or after dividends)	earnings per share
stock price growth	return on equity
stockholder returns	return on capital
stock price per share	return on assets or net assets
return on capital	operating cash flow
pre- or after-tax net earnings	gross margin or net profit margin
operating earnings

Qualified performance-based awards in the form of stock options must have an exercise price which is not less than 100% of the fair market value of our common stock on the date of grant. No payment or other amount will be available to a recipient of a qualified performance-based award except upon the Committee’s determination that particular goal or goals established by the Committee for the criteria (from among those specified above) selected by the Committee have been satisfied.

Shares reserved for issuance. As of March 31, 2010, there were 62,592,952 shares of our common stock outstanding, 12,669,362 shares of our common stock that are subject to existing awards of stock options and restricted stock units granted under the Incentive Plan, and 1,250,359 shares that remain available to be granted as additional awards under the Incentive Plan. If this proposal is approved by our stockholders, an aggregate of 3,650,359 shares of our common stock will be reserved under the Incentive Plan, subject to the annual increase.

Transferability. In general, no award under the Incentive Plan may be transferred by the recipient and during the life of the recipient all rights under an award may be exercised only by the recipient or his or her legal representative. However, the Committee may approve the transfer, without consideration, of an award of a nonstatutory option or restricted stock to a family member.

Effect of Termination of Employment. Unless the Committee determines otherwise in connection with any particular award under the Incentive Plan, stock options and SARs will generally cease to vest on the date of the recipient’s termination of employment or other association with us and will be exercisable for a period of six months following the date of the termination if the termination is due to disability, a period of 12 months if the termination is due to death and a period of 90 days in all other circumstances. All other awards will generally be forfeited or otherwise subject to return to or repurchase by us on the terms specified in the award agreement.

Effect of Significant Corporate Event. In the event of any change in the number of our outstanding shares of common stock or exchange of those shares for other securities through merger, consolidation, sale of all or substantially all of our property, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to our common stock, an appropriate and proportionate adjustment will be made in (1) the maximum numbers and kinds of shares subject to the Incentive Plan and the Incentive Plan limits, (2) the numbers and kinds of shares or other securities subject to the then outstanding awards, (3) the exercise price for each share or other unit of any other securities subject to then outstanding stock options or SARs (without change in the aggregate purchase or hurdle price as to which stock options or SARs remain exercisable), and (4) the repurchase price of each share of restricted stock then subject to a repurchase right held by us. In the event of an acquisition (as defined in the Incentive Plan), the vesting of awards shall accelerate in full unless the awards are assumed or replaced by comparable awards. If the vesting of any award is not accelerated in full in connection with an acquisition, the Compensation Committee may nevertheless provide

(at or before the time of the acquisition) for the vesting of the award to accelerate in the event that the employment of the award recipient is subsequently terminated following the acquisition. In the event of our dissolution or liquidation, other than as part of an acquisition or similar transaction, each outstanding stock option or SAR shall terminate, but the award recipient shall have the right, immediately prior to the dissolution or liquidation, to exercise the stock option or SAR to the extent exercisable on the date of dissolution or liquidation.

Amendment and termination. The administrator, with the approval of our board of directors, may terminate, amend or modify the Incentive Plan at any time; however, stockholder approval will be obtained for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule. We may not make any grants under the Incentive Plan after the tenth anniversary of the effective date of the Incentive Plan.

Summary of Tax Consequences. The following is a brief and general discussion of the United States federal income tax consequences to recipients of awards granted under the Incentive Plan. This summary is not comprehensive and is based upon laws and regulations in effect on April 1, 2010. Such laws and regulations are subject to change. This summary is intended for the information of shareholders considering how to vote and not as tax guidance to participants in the Incentive Plan. Participants in the Incentive Plan should consult their own tax advisors as to the tax consequences of participation.

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Nonstatutory Stock Options. Generally, there are no federal income tax consequences to the participants upon grant of nonstatutory stock options. Upon the exercise of such an option, the participant will recognize ordinary income in an amount equal to the amount by which the fair market value of the common stock acquired upon the exercise of such option exceeds the exercise price, if any. A sale of common stock so acquired will give rise to a capital gain or loss equal to the difference between the fair market value of the common stock on the exercise and sale dates.

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Incentive Stock Options. Except as noted at the end of this paragraph, there are no federal income tax consequences to the participant upon grant or exercise of an incentive stock option. If the participant holds shares of common stock purchased pursuant to the exercise of an incentive stock option for at least two years after the date the option was granted and at least one year after the exercise of the option, the subsequent sale of common stock will give rise to a long-term capital gain or loss to the participant and no deduction will be available to us. If the participant sells the shares of common stock within two years after the date an Incentive Stock Option is granted or within one year after the exercise of an option, the participant will recognize ordinary income in an amount equal to the difference between the fair market value at the exercise date and the option exercise price, and any additional gain or loss will be a capital gain or loss. Some participants may have to pay alternative minimum tax in connection with exercise of an incentive stock option, however.

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Restricted Stock. A participant will generally recognize ordinary income on receipt of an award of restricted stock when his or her rights in that award become substantially vested, in an amount equal to the amount by which the then fair market value of the common stock acquired exceeds the price he or she has paid for it, if any. Recipients of restricted stock may, however, within 30 days of receiving an award of restricted stock, choose to have any applicable risk of forfeiture disregarded for tax purposes by making an “83(b) election.” If the participant makes an 83(b) election, he or she will have to report compensation income equal to the difference between the value of the shares and the price paid for the shares, if any, at the time of the transfer of the restricted stock.

•	Stock Appreciation Rights. A participant will generally recognize ordinary income on receipt of cash or other property pursuant to the exercise of an award of stock appreciation rights.

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Restricted Stock Units, Performance Units and Stock Grants. A participant will generally recognize ordinary income on receipt of any shares of common stock, cash or other property in satisfaction of any of these awards under the Incentive Plan.

•	Potential Deferred Compensation. For purposes of the foregoing summary of federal income tax consequences, we assumed that no award under the Incentive Plan will be considered “deferred compensation” as that term is defined for purposes of recent federal tax legislation governing nonqualified deferred compensation arrangements, Section 409A of the Code, or, if any award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation (in general, by limiting any flexibility in the time of payment). For example, the award of a SAR at less than 100% of the market value of the Common Stock, would constitute deferred compensation. If an award includes deferred compensation, and its terms do not comply with the requirements of the legislation, then such award will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax.

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Section 162(m) Limitations on the Company’s Tax Deduction. In general, whenever a recipient is required to recognize ordinary income in connection with an award, we will be entitled to a corresponding tax deduction. However, we will not be entitled to deductions in connection with awards under the Incentive Plan to certain senior executive officers to the extent that the amount of deductible income in a year to any such officer, together with his or her other compensation us exceeds the $1 million dollar limitation of Section 162(m) of the Code. Compensation which qualifies as “performance-based” is not subject to this limitation, however.

New Plan Benefits Under the 2004 Equity Incentive Plan

If the proposed amendment to the Incentive Plan is approved by our stockholders, in the future, our compensation committee or our full board of directors will have available additional shares of our common stock for awards under the Incentive Plan to eligible participants, including to our officers and directors. However, none of the benefits or amounts that will be received by or allocated to any such participants under the Incentive Plan, as proposed to be amended, are determinable at this time.

Our board of directors unanimously recommends that the stockholders vote FOR the proposal to amend the NetLogic Microsystems, Inc. 2004 Equity Incentive Plan and to approve the material terms of the 2004 Equity Incentive Plan , as proposed to be amended, and the performance goals criteria stated

PROPOSAL NO. 3:

RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2010

Our audit committee meets with PricewaterhouseCoopers LLP (“PwC”) several times a year. At such times, our audit committee reviews both audit services performed by PwC as well as the fees charged for such services.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

The following table shows the fees paid or accrued (in thousands) by us for the audit and other services provided by PwC for fiscal 2009 and 2008. During the fiscal years ended December 31, 2009 and 2008, no other fees were billed by PwC for information, technology consulting or any other services.

	2009	2008
Audit Fees (1)	$1,797	$1,065
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,797	$1,065

(1)

Audit fees consist of the aggregate fees for professional services rendered by PwC for the annual audit of financial statements and internal control over financial reporting in compliance with regulatory requirements under the Sarbanes-Oxley Act and review of condensed financial statements included in quarterly reports on Form 10-Q. In addition, audit fees in fiscal 2009 included the fees for professional services rendered by PwC in connection with our filing of Form S-3 and the acquisition of certain assets of the network search engine business from Integrated Device Technology, Inc. and the merger with RMI Corporation.

In the event the stockholders fail to ratify and approve our audit committee’s appointment, our audit committee will reconsider its selection. Even if the appointment is ratified and approved, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if our audit committee determines that such a change would be in our and our stockholders’ best interests.

Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Our board of directors unanimously recommends that stockholders vote FOR the proposal to ratify our audit committee’s appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

To be considered for inclusion in the proxy statement relating to our 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, stockholder proposals must be received no later than December 27, 2010.

For any stockholder nominations or stockholder proposals to be properly submitted by a stockholder for the 2011 Annual Meeting of Stockholders, the stockholder must give us timely notice in writing. For stockholder nominations or stockholder proposals submitted outside the processes of Rule 14a-8 to be considered timely, we must receive the stockholder’s notice not less than 90 or more than 120 calendar days in advance of the anniversary of the previous year’s annual meeting of stockholders. To be timely for the 2011 Annual Meeting of Stockholders, we therefore must receive a stockholder’s notice between January 21, 2011 and February 20, 2011. However, in the event that the annual meeting is called for a date that is not within thirty calendar days of the anniversary of the date on which the immediately preceding annual meeting of stockholders was called, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. All stockholder proposals should be addressed to the attention of the Secretary at our principal office and contain the information required by our bylaws.

OTHER MATTERS

Our board of directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, our board of directors intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders.

Whether or not you intend to be present at the meeting, you are urged to fill out, sign, date and return the enclosed proxy at your earliest convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Ronald S. Jankov
President and Chief Executive Officer

Mountain View, California

April 26, 2010

NETLOGIC MICROSYSTEMS, INC. Shareowner ServicesSM

P.O. Box 64945

St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

3INTERNET – www.eproxy.com/netl Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 20, 2010.

3PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 20, 2010.

3 MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors:

1 Leonard Perham

2 Alan Krock

Vote FOR all nominees (except as marked)

Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of an increase in the number of shares currently reserved for issuance under the Company’s 2004 Equity Incentive Plan by adding to the share reserve thereunder an additional 2,700,000 shares.

3. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

For n Against n Abstain

For n Against n Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED

FOR EACH PROPOSAL.

Address Change? Mark box, sign, and indicate changes below: n Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

NETLOGIC MICROSYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 21, 2010 8:00 a.m. (Pacific Time)

Bingham McCutchen LLP 1900 University Avenue East Palo Alto, CA 94303

NetLogic Microsystems, Inc. 1875 Charleston Road Mountain View, CA 94043

proxy

This proxy is solicited by the NetLogic Microsystems, Inc. Board of Directors for use at the Annual Meeting on May 21, 2010.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Mr. Ronald Jankov and Mr. Roland Cortes, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions. 101897